As filed with the Securities and Exchange Commission on February 13, 2004
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                   ----------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               Omnicom Group Inc.
             (Exact name of registrant as specified in its charter)

           New York                                              13-1514814
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               437 Madison Avenue
                            New York, New York 10022
                                 (212) 415-3600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

          For Co-Registrants, please see the "Table of Co-Registrants"
                             on the following page.

                                   ----------

                            MICHAEL J. O'BRIEN, ESQ.
              Senior Vice President, General Counsel and Secretary
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York l0022
                                 (212) 415-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:
                            MEREDITH BERKOWITZ, ESQ.
                                    Jones Day
                              222 East 41st Street
                            New York, New York 10017
                                 (212) 326-3939

                                   ----------

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         Calculation of Registration Fee

====================================================================================================================================
                                                                          Proposed maximum   Proposed maximum         Amount of
                                                     Amount to be          offering price       aggregate            Registration
Title of securities to be registered                  registered           per security(1)   offering price(1)            Fee
------------------------------------------------------------------------------------------------------------------------------------
Zero Coupon Zero Yield
  Convertible Notes due 2032                         $892,273,000          $1,006.20          $897,805,092.60          $28,981(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.15 per share(3)                                        --                     --                 --                     --
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of Zero Coupon
  Zero Yield Convertible
  Notes due 2032(4)                                        (4)                    (4)                (4)                    (4)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the notes on the Portal(TM) System on February 10, 2004 of $1,006.20 per $1,000 aggregate principal amount of the notes.

(2) The $892,273,000 of Zero Coupon Zero Yield Convertible Notes due 2032 were previously registered by Omnicom Group Inc. under Registration Statement No. 333-86194 and are being carried over and consolidated into this Registration Statement and the prospectus contained herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee in the amount of $84,770.64 was previously paid by Omnicom Group Inc. under the foregoing Registration Statement.

(3) Also being registered are an indeterminate number of shares of common stock issuable on conversion or redemption of the notes registered hereby or in connection with a stock split, stock dividend, recapitalization or similar events for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4) The guarantee registered hereby relates to Omnicom Capital Inc.'s and Omnicom Finance Inc.'s obligations as co-obligor of the $892,273,000 Zero Coupon Zero Yield Convertible Notes due 2032 also being registered hereby. No separate consideration will be received for the guarantee. Pursuant to Rule 457(n), no separate registration fee is required with respect to the guarantee.

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             Table of Co-Registrants

                                                               IRS Employer
Name                         State of Incorporation        Identification Number
----                         ----------------------        ---------------------
Omnicom Capital Inc.               Connecticut                  06-1582649
Omnicom Finance Inc.                Delaware                    13-6438626

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED FEBRUARY 13, 2004

PRELIMINARY PROSPECTUS

                                  $892,273,000
                               OMNICOM GROUP INC.
                              OMNICOM CAPITAL INC.
                              OMNICOM FINANCE INC.

               Zero Coupon Zero Yield Convertible Notes due 2032

                                   ----------

      Omnicom Group Inc. sold the notes in private transactions on March 6, 2002 and March 19, 2002. On February 13, 2004, pursuant to a supplemental indenture to the indenture under which the notes were issued, each of Omnicom Capital Inc., or Omnicom Capital, and Omnicom Finance Inc., or Omnicom Finance, both wholly-owned finance subsidiaries of Omnicom Group Inc., became a co-obligor on the notes jointly and severally with Omnicom Group Inc. Omnicom Group Inc., Omnicom Capital and Omnicom Finance are collectively referred to as "the issuers" in this prospectus. Selling securityholders may use this prospectus to resell their notes and the shares of common stock of Omnicom Group Inc. issuable upon conversion and/or redemption of their notes. On July 31, 2032, the maturity date of the notes, a holder will receive the principal amount at maturity of the notes, which will be $1,000 per note unless that amount is increased on and after July 31, 2022 as described in this prospectus.

      The notes are also zero-coupon debt securities. However, under some circumstances, contingent cash interest may become payable, as described in this prospectus. The issuers may also elect to voluntarily pay cash interest on the notes at any time, but they are not obligated to do so.

      Holders may convert each $1,000 face amount of notes originally issued into 9.09 shares of common stock of Omnicom Group Inc. if the conditions for conversion described in this prospectus are satisfied. These conditions were not met as of the date of this prospectus. The conversion rate may be adjusted under limited circumstances. Omnicom Group Inc.'s common stock currently trades on the New York Stock Exchange under the symbol "OMC." The last reported sale price of Omnicom Group Inc.'s common stock on the New York Stock Exchange was $83.72 per share on February 12, 2004.

      Under the terms of the indenture, the notes may not be redeemed before July 31, 2007. On or after July 31, 2007 and before July 31, 2022, the issuers may redeem all or any portion of the notes at any time at the prices described in this prospectus. On August 1, 2003, Omnicom Group Inc. announced that it extended the date of the commencement of the period during which the notes can be redeemed from July 31, 2007 to July 31, 2009. In addition, holders may require the issuers to purchase all or a portion of their notes if Omnicom Group Inc. undergoes a change in control. If 90% or more of the notes are repurchased, the issuers may redeem all of the remaining notes.

      The notes are the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance and rank equal in right of payment to all of their respective existing and future senior unsecured indebtedness.

      Omnicom Capital's and Omnicom Finance's obligations in respect of the notes are guaranteed by Omnicom Group Inc. The guarantee is the senior unsecured obligation of Omnicom Group Inc. and ranks equal in right of payment to all existing and future senior unsecured indebtedness of Omnicom Group Inc. For United States federal income tax purposes, the notes constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the notes beginning on page 30.

                                   ----------

      Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                   ----------

      The notes issued in the private placements are eligible for trading in the PORTAL System. The notes sold using this prospectus, however will no longer be eligible for trading in the PORTAL System. The issuers do not intend to list the notes on any other national securities exchange or automated quotation system.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is     , 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary..................................................................     3
Risk Factors.............................................................     8
Forward-Looking Information..............................................    10
Selected Consolidated Historical Financial Information...................    11
Ratio of Earnings to Fixed Charges.......................................    12
Use of Proceeds..........................................................    12
Price Range of Common Stock and Dividend History.........................    12
Capitalization...........................................................    13
Description of the Notes.................................................    14
Description of Omnicom Group Inc.'s Capital Stock........................    29
Federal Income Tax Considerations........................................    30
Selling Securityholders..................................................    34
Plan of Distribution.....................................................    37
Legal Matters............................................................    38
Experts..................................................................    38
Where You Can Find More Information......................................    39

                                   ----------

      This prospectus is part of a registration statement on form S-3 that the issuers filed with the SEC using a shelf registration process. Under this shelf process, the selling securityholders named in this prospectus or any prospectus supplement may, from time to time, sell up to $892,273,000 initial principal amount of notes, including the related guarantee, or the 8,110,762 shares of Omnicom Group Inc.'s common stock issuable upon conversion thereof, directly to purchasers in one or more public offerings, or in any of the other ways described under the heading "Plan of Distribution."

       This prospectus provides you with a general description of the notes, the guarantee and common stock which the selling securityholders may sell. Each time a selling securityholder offers to sell any of the notes or shares of Omnicom Group Inc.'s common stock, such holder will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering, to the extent those terms are not described in this prospectus. Prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before investing in the offered securities.

      The issuers have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. The business, financial condition, results of operations and prospects of each of the issuers may have changed since that date.

--------------------------------------------------------------------------------

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the term "Omnicom Group" refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term "Omnicom Group Inc." refers to only Omnicom Group Inc. and not its subsidiaries, the term "Omnicom Capital" refers only to Omnicom Capital Inc., the term "Omnicom Finance" refers only to Omnicom Finance Inc. and the term "issuers" refers collectively to Omnicom Group Inc., Omnicom Capital and Omnicom Finance, in each case, unless otherwise specified, as in the section captioned "Description of the Notes" beginning on page 14, or the context otherwise requires.

                               Omnicom Group Inc.

      Omnicom Group is one of the largest marketing and corporate communications companies in the world. Marketing and corporate communications services are provided to clients through global, pan-regional and national independent agency brands. Omnicom Group provides services to over 5,000 clients in more than 100 countries.

      Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

      Omnicom Group Inc.'s common stock is traded on the New York Stock Exchange under the symbol "OMC." For additional information regarding Omnicom Group's business, see the reports on Forms 10-K and 10-Q and other SEC filings made by Omnicom Group Inc., which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under "Where You Can Find More Information" on page 39.

                  Omnicom Capital Inc. and Omnicom Finance Inc.

      Omnicom Capital and Omnicom Finance are each a wholly-owned subsidiary of Omnicom Group Inc. Neither Omnicom Capital nor Omnicom Finance has any independent operations or subsidiaries. The sole function of both Omnicom Capital and Omnicom Finance is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.'s operating subsidiaries and the related interest receivables.

      Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000. Omnicom Finance is incorporated in Delaware. Its principal office is located at 437 Madison Avenue, New York, New York 10022 and its telephone number is (212) 415-3600.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

The Issuers.........................    Omnicom Group Inc., Omnicom Capital Inc.
                                        and Omnicom Financial Inc.

Securities Offered..................    $892,273,000 aggregate initial principal
                                        amount at  maturity  of Zero Coupon Zero
                                        Yield  Convertible  Notes  due  July 31,
                                        2032.

Maturity of the Notes...............    July 31, 2032.

Principal Amount at
Maturity of the Notes...............    Before  July  31,  2022,  the  principal
                                        amount  at  maturity  of a note  will be
                                        equal to $1,000 per $1,000  face  amount
                                        of  notes  originally  issued,  which is
                                        referred  to in this  prospectus  as the
                                        initial principal amount at maturity. On
                                        or after July 31,  2022,  the  principal
                                        amount of the notes due at maturity  may
                                        be  increased,   as  described  in  this
                                        prospectus.

                                        If the principal  amount due at maturity
                                        is increased, then contingent additional
                                        principal,   which  is  the   difference
                                        between $1,000 per $1,000 face amount of
                                        notes   originally    issued   and   the
                                        principal   amount  at  maturity,   will
                                        accrue from and including July 31, 2022 until maturity.

Cash Interest.......................    Cash  interest  will  not be paid on the
                                        notes unless contingent cash interest becomes payable or the issuers elect to do so in their sole discretion.

Yield to Maturity of the Notes......    The yield to maturity, calculated on the
                                        basis of the initial principal amount at
                                        maturity  and  therefore  excluding  any
                                        contingent  cash  interest or contingent
                                        additional  principal  that  may  become
                                        payable, will be zero. In addition,  the
                                        yield  to  maturity   for  a  particular
                                        purchaser of the notes will be negative if the price paid by that purchaser exceeds $1,000 per $1,000 face amount of the notes. If contingent cash interest and/or contingent additional principal becomes payable the yield to maturity may increase.

Tax Original Issue Discount.........    For  United  States  federal  income tax
                                        purposes,     the    notes    constitute
                                        contingent payment debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. You should read the discussion of selected United States federal income tax consequences relevant to the notes, beginning on page 30.

Conversion Rights...................    The notes are  convertible  into  common
                                        stock of Omnicom Group Inc. if:

                                        o   the average conversion value for the
                                            notes,  which  is  calculated  based
                                            upon  the  price  of  Omnicom  Group
                                            Inc.'s  common stock on the relevant
                                            date   of    determination,    meets
                                            specified thresholds,

                                        o   the  credit  rating for the notes is
                                            reduced  to Baa3 or lower by Moody's
                                            Investors  Service,  Inc.  or BBB or
                                            lower by  Standard & Poor's  Ratings
                                            Service,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        o   the notes are called for redemption,
                                            or

                                        o   Omnicom   Group  Inc.   enters  into
                                            specified corporate transactions.

                                        In the case of the first two conditions, once the condition is satisfied, the notes will remain convertible at any time at the option of the holder until maturity.

                                        If the  conditions  for  conversion  are
                                        met, a holder may surrender  each $1,000
                                        face amount of notes  originally  issued
                                        for  9.09  shares  of  common  stock  of
                                        Omnicom Group Inc. The  conversion  rate
                                        may  be   adjusted   under  the  limited
                                        circumstances    described    in    this
                                        prospectus  and the  indenture  but will
                                        not  be  adjusted  for  any   contingent
                                        additional   principal   or   contingent
                                        interest that may become payable.

                                        The  ability  to  surrender   notes  for
                                        conversion will expire at the close of business on July 31, 2032.

Ranking.............................    The  notes  are the  joint  and  several
                                        senior unsecured  obligations of each of
                                        the  issuers  and rank equal in right of
                                        payment  to  all  of  their   respective
                                        existing  and  future  senior  unsecured
                                        indebtedness.  The notes are effectively
                                        subordinated  to all existing and future
                                        obligations   of  Omnicom  Group  Inc.'s
                                        operating subsidiaries, including trade payables and to any and all secured obligations of the issuers that are secured, to the extent of the security.

                                        As of September 30, 2003,  Omnicom Group
                                        Inc.    had    $2,589.0    million    of
                                        indebtedness  outstanding,  all of which
                                        is unsecured.  Of this amount,  $2,517.0
                                        million represents direct obligations of the issuers and $72.0 million represents indebtedness of Omnicom Group Inc.'s operating subsidiaries, $34.1 million of which is guaranteed by Omnicom Group Inc.

Guarantee...........................    Omnicom   Group   Inc.   has  fully  and
                                        unconditionally    guaranteed    Omnicom
                                        Capital's    and    Omnicom    Finance's
                                        obligations  with  respect to the notes.
                                        The guarantee is the senior unsecured obligation of Omnicom Group Inc.

Redemption of Notes at
the Option of the Issuers ..........    Under the indenture, the notes may not
                                        be redeemed before July 31, 2007, except as set forth under "Description of the Notes -- Purchase at Option of Holders upon a Change in Control of Omnicom
                                        Group Inc." beginning on page 23. On or
                                        after July 31, 2007 and before July 31,
                                        2022, all or any portion of the notes
                                        may be redeemed at any time by the
                                        issuers at a price of $1,000 per $1,000
                                        face amount of the notes. On or after
                                        July 31, 2022, all or any portion of the notes may be redeemed at any time by the issuers at a price equal to the sum of $1,000 per $1,000 face amount of the notes plus any contingent additional principal that has accrued to the date of redemption. On August 1, 2003,
                                        Omnicom Group Inc. announced that it
                                        extended the commencement of the period
                                        during which the notes may be redeemed
                                        from July 31, 2007 to July 31, 2009.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Purchase of the Notes at the
Option of the Holder................    On each  July 31, or if July 31 is not a
                                        business  day,  the next  business  day,
                                        through  July  31,  2031,   holders  may
                                        require the issuers to purchase all or a portion of their notes, at the following prices:

                                            (1) through but not  including  July
                                                31,  2022,  at a price of $1,000
                                                per  $1,000  face  amount of the
                                                notes; and

                                            (2) for July 31,  2022  through  and
                                                including  July 31,  2031,  at a
                                                price of $1,000 per $1,000  face
                                                amount  of the  notes  plus  any
                                                accrued  contingent   additional
                                                principal  that has  accrued  to
                                                the date of purchase.

                                        The   issuers  may  choose  to  pay  the
                                        purchase price in cash, shares of common
                                        stock  of  Omnicom   Group  Inc.   or  a
                                        combination of cash and common stock of Omnicom Group Inc. Payment will be made on the fourth business day following the purchase date. The issuers may also elect, at their option, to offer a cash payment to the holders as an incentive not to exercise their right to require the issuers to purchase their notes. See "Description of the Notes -- Purchase of Notes at the Option of the Holder" beginning on page 20.

Change in Control of
Omnicom Group Inc...................    If Omnicom Group Inc. undergoes a change
                                        in control on or before  July 31,  2007,
                                        holders   may  require  the  issuers  to
                                        purchase  for cash all or a  portion  of
                                        their  notes at a price  equal to $1,000
                                        per $1,000 face amount of the notes.  In
                                        addition,  if at least  90% of the notes
                                        outstanding  immediately  prior  to  the
                                        change in  control  are  purchased,  the
                                        issuers  may,  within 90 days  after the
                                        change  in  control  purchase  date,  at
                                        their option, redeem for cash all of the
                                        remaining  notes  at the  same  purchase
                                        price.  See  "Description of the Notes--
                                        Purchase  at  Option  of  Holders   upon
                                        Change in Control of Omnicom Group Inc."
                                        beginning on page 23.

DTC Eligibility.....................    The notes were  issued  only in the form
                                        of global  securities held in book-entry
                                        form.  DTC or its  nominee  will  be the
                                        sole  registered  holder  of  the  notes
                                        represented by a global security for all
                                        purposes under the indenture. Beneficial
                                        interests in any such securities will be
                                        shown on, and transfers will be effected
                                        only through,  records maintained by DTC
                                        and its direct and indirect participants
                                        and  any  such   interest   may  not  be
                                        exchanged for certificated securities, except in limited circumstances. See
                                        "Description  of the Notes--  Book-Entry
                                        System" on page 15.

Use of Proceeds.....................    The   issuers   will  not   receive  any
                                        proceeds  from the  sale by any  selling
                                        securityholder   of  the  notes  or  the
                                        common  stock  of  Omnicom   Group  Inc.
                                        issuable    upon    conversion    and/or
                                        redemption of the notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Trading.............................    The notes sold in the private placements
                                        are  eligible  for trading in the PORTAL
                                        system.  The  notes  resold  using  this
                                        prospectus,  however,  will no longer be
                                        eligible   for  trading  in  the  PORTAL
                                        system.  The  issuers  do not  intend to
                                        list  the  notes on any  other  national
                                        securities    exchange   or    automated
                                        quotation system. Omnicom Group Inc.'s common stock is traded on the New York
                                        Stock Exchange under the symbol "OMC."

--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before purchasing the notes or the common stock of Omnicom Group Inc. issuable upon conversion of the notes.

The Lack of Covenants Applicable to the Notes May Not Afford Protection Under Some Circumstances

      The holders of notes may require the issuers to purchase the notes upon the occurrence of certain change-in-control events described under "Description of the Notes -- Purchase at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 23. However, Omnicom Group Inc. could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of Omnicom Group Inc.'s outstanding indebtedness. This purchase right would also not restrict Omnicom Group Inc. from incurring indebtedness or effecting extraordinary dividends. Further, the notes do not afford a holder protection under maintenance or other covenants relating to Omnicom Group Inc.'s consolidated financial position or results of operations.

An Active Trading Market for the Notes May Not Develop

      There is currently no active public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. If the notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of common stock of Omnicom Group Inc., Omnicom Group's performance and other factors. The issuers do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the Omnicom Group Inc. common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices for the notes.

Omnicom Group Inc.'s Holding Company Structure Results in Structural Subordination and May Affect the Issuers' Ability to Make Payments on the Notes

      The notes are the joint and several obligations exclusively of the issuers. Omnicom Group Inc. is a holding company and, accordingly, substantially all of its operations are conducted through its operating subsidiaries. Omnicom Capital and Omnicom Finance are wholly-owned subsidiaries of Omnicom Group Inc. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.'s operating subsidiaries and related interest receivables. As a result, the issuers' cash flow and their ability to make payments on their respective debt, including the notes, are dependent upon the earnings of these operating subsidiaries. Omnicom Group Inc. is dependent on the distribution of earnings, loans or other payments by the operating subsidiaries to it to service its obligations in respect of the notes and its other debt. In addition, as a finance subsidiary, to service debt each of Omnicom Capital and Omnicom Finance is also dependent on the earnings of the operating subsidiaries, the sale of certain assets of the operating subsidiaries and ability of the operating subsidiaries to repay principal and interest on the intercompany loans.

      Omnicom Group Inc.'s operating subsidiaries are separate and distinct legal entities. These subsidiaries have no obligation to pay any amounts due on the notes or to provide the issuers with funds for their respective payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment or repayment of dividends, distributions, loans or advances by these operating subsidiaries to the issuers could be subject to statutory or contractual restrictions. Payments to the issuers by the operating subsidiaries will also be contingent upon the operating subsidiaries' earnings and business considerations.

      Because of this structure, the claims of creditors of Omnicom Group Inc.'s operating subsidiaries will have a priority over equity rights of Omnicom Group Inc. and the rights of its creditors, including the holders of notes, to participate in the assets of the subsidiary upon the subsidiary's liquidation. Although Omnicom Capital's and Omnicom Finance's respective loans to the operating subsidiaries are secured by the assets of those subsidiaries, the rights of Omnicom Capital and Omnicom Finance and their respective creditors, including holders of the notes, to participate in the assets of the operating subsidiaries will depend upon the amount of loans and security for those loans on the relevant date of determination. The amount of loans outstanding from Omnicom Capital and Omnicom Finance to the operating subsidiaries, and the value of the collateral securing the loans, may not be sufficient to assure repayment in full to all of Omnicom Capital's or Omnicom Finance's respective creditors. The loans or the security for such loans could also be invalidated in whole or in part in any liquidation or reorganization.

You Should Consider the United States Federal Income Tax Consequences of Owning the Notes

      The notes constitute contingent payment debt instruments and therefore accrue tax original issue discount. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash, or other property, attributable to that income. You should be aware that, even though the issuers will not pay any interest on the notes, other than any contingent cash interest that may become payable, and the notes will not be nominally issued at a discount, you will be required to include accrued tax original issue discount in your gross income for United States federal income tax purposes. The issuers intend to compute and report accruals of the tax original issue discount based upon a yield of 6.69% per year, computed on a semiannual bond equivalent basis, which the issuers have determined represents the yield the issuers would pay on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the notes. The specific yield, however, is not entirely clear. If the issuers' determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which the issuers have determined.

      In accordance with the issuers' application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock of Omnicom Group Inc. received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. Holders should consult their own tax advisors regarding the deductibility of a capital loss.

      A summary of the federal income tax consequences of ownership of the notes is described in this prospectus under the heading "Federal Income Tax Considerations" beginning on page 30.

The Issuers May Not Have the Ability or the Funds Necessary to Finance the Purchase at the Option of the Holder or the Change in Control of Omnicom Group Inc. and the Amount You Receive Upon Redemption, Purchase or a Change of Control of Omnicom Group Inc. May Be Less Than What You Paid for the Notes

      On each July 31, or if July 31 is not a business day, the next business day, through and including July 31, 2031, and upon a change in control of Omnicom Group Inc. occurring on or before July 31, 2007, holders of the notes have the right to require the issuers to purchase their notes. The issuers have the right to elect to pay the purchase price in shares of common stock of Omnicom Group Inc. and to designate a financial institution to satisfy, at the issuers' option, their purchase obligation. However, if the issuers fail or are unable to elect to pay in Omnicom Group Inc. common stock or to so designate a financial institution, the issuers may not have sufficient funds at those times to make any required purchase of notes. In addition, the issuers may not have the funds available to repay the notes at maturity or upon acceleration following an event of default. Even if the issuers do have funds available, other agreements to which they are subject may prohibit the payments and the indenture prohibits them from making a purchase of notes with cash during any time that an event of default has happened and is continuing.

      Furthermore, the notes were sold by the initial purchasers in the private placements at a premium to the initial principal amount at maturity. As a result, at maturity or at any time that you elect to have the issuers, or any financial institution the issuers may designate, purchase your notes, you will receive a cash payment in an amount less than you originally paid for the notes unless contingent additional principal has accrued in an amount sufficient to equal the amount paid by you for the notes at the time of such purchase. See "Description of the Notes -- Purchase of the Notes at Option of Holder" beginning on page 20 and "-- Purchase at Option of Holders Upon Change in Control of Omnicom Group Inc." beginning on page 23.

      The Markets in Which Omnicom Group Participates are Highly Competitive and, If Omnicom Group Is Not Able to Compete Effectively, Its Business and Financial Results Could Be Adversely Affected.

      Omnicom Group faces the risks normally associated with global services businesses. The operational and financial performance of its businesses is generally tied to overall economic and regional market conditions, competition for client assignments and talented staff, new business wins and losses and the risks associated with extensive international operations. While Omnicom Group has no reason to believe that its international operations as a whole present any material risk to its overall business, there are some risks of doing business, including those of currency fluctuations, political instability and exchange controls, which do not affect domestic-focused firms.

      The particular business in which Omnicom Group participates are highly competitive. In general, the financial and technological barriers to entry are low, with the key competitive considerations for keeping existing business and winning new business being the quality and effectiveness of the services offered, including Omnicom Group's ability to efficiently serve clients, particularly large international clients, on a broad geographic basis. While many of Omnicom Group's client relationships are long-standing, companies often put their advertising, marketing services and public and corporate communications business up for competitive review from time to time. To the extent that Omnicom Group were not able to remain competitive or to keep key clients, its business and financial results could be adversely affected.

      Omnicom Group's ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on or perceptions of conflicts of interest arising out of other client relationships. In addition, an important aspect of Omnicom Group's competitiveness is its ability to retain key employee and management personnel. Omnicom Group's continuing ability to attract and retain these employees may have a material effect on its business and financial results.

                          FORWARD-LOOKING INFORMATION

      Some of the statements in this prospectus and documents incorporated by reference constitute forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Omnicom Group's or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only present expectations. Actual events or results may differ materially. Moreover, the issuers do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The following table sets forth selected consolidated financial data for Omnicom Group Inc. and its consolidated subsidiaries and should be read in conjunction with the consolidated financial statements of Omnicom Group Inc. incorporated into this prospectus by reference. The information for the nine months ended September 30, 2003 and 2002 was derived from the unaudited financial data included in Omnicom Group Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 which, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, which Omnicom Group Inc. considers necessary for a fair presentation, in all material respects, of its financial position and results of operations for these periods. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2003. The information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was derived from Omnicom Group Inc.'s audited financial statements. Omnicom Group Inc.'s financial statements for the year ended December 31, 2002 were audited by KPMG LLP, whom Omnicom Group Inc. appointed as its independent auditors as of June 13, 2002. Omnicom Group Inc.'s financial statements for the years ended December 31, 2001, 2000, 1999 and 1998 were audited by Omnicom Group Inc.'s former independent auditors, Arthur Andersen LLP. Arthur Andersen has ceased auditing public companies in the United States.

                                        Nine months ended
                                           September 30,                              Year ended December 31,
                                     -------------------------   -------------------------------------------------------------------
                                         2003         2002          2002          2001          2000          1999          1998
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                               (Dollars in thousands except for per share amounts)
For the period:
  Revenue ........................   $ 6,115,356   $ 5,417,454   $ 7,536,299   $ 6,889,406   $ 6,154,230   $ 5,130,545   $ 4,290,946
  Operating profit ...............       794,411       770,740     1,104,115       968,184       878,090       724,130       562,207
  Income after income taxes ......       500,381       476,343       697,987       543,257       542,477       400,461       302,705
  Net income .....................       454,601       441,985       643,459       503,142       498,795       362,882       278,845
  Earnings per common share
    Basic ........................          2.43          2.37          3.46          2.75          2.85          2.07          1.61
    Diluted ......................          2.42          2.36          3.44          2.70          2.73          2.01          1.57
Dividends declared per
  common share ...................          0.60          0.60          0.80         0.775          0.70         0.625         0.525
At period end:
  Cash and short-term
    investments ..................       587,712       392,643       695,881       516,999       576,539       600,949       717,391
  Total assets ...................   $12,680,697   $11,222,307   $11,819,802   $10,617,414   $ 9,853,707   $ 9,017,637   $ 7,121,968
  Long-term obligations:
    Long-term debt ...............       185,014       758,709       197,861       490,105     1,015,419       263,149       268,913
    Convertible notes ............     2,339,310     1,750,000     1,747,037       850,000       229,968       448,483       448,497

    Deferred compensation and
      other liabilities ..........       328,525       306,876       293,638       296,980       296,921       300,746       269,966

      As discussed in footnote 13 of the notes to Omnicom Group Inc.'s consolidated financial statements for the year ended December 31, 2002, and as required by Statement of Financial Accounting Standards (SFAS) No. 142 -- "Goodwill and Other Intangibles," beginning with Omnicom Group Inc.'s 2002 results, goodwill and other intangible assets that have indefinite lives are no longer amortized. In the table that follows, Omnicom Group Inc.'s historical results for periods prior to 2002 have been adjusted to eliminate goodwill amortization for all periods, as well as a non-recurring gain on the sale of Razorfish shares in 2000, and the related tax impacts. As a result of these exclusions, this presentation is a non-GAAP financial measure. Omnicom Group Inc. believes that by excluding these items, its financial results are more comparable year to year and thus more meaningful for purposes of this analysis. Omnicom Group Inc.'s consolidated results of operations with these adjustments were as follows:

                                                Nine months ended
                                                  September 30,                            Year ended December 31,
                                            -------------------------   ------------------------------------------------------------
                                                2003          2002         2002         2001        2000         1999         1998
                                            -----------   -----------   -----------   ---------   ---------    ---------   ---------
                                                                (Dollars in thousands except for per share amounts)
As adjusted:
  Net income, GAAP ......................   $   454,601   $   441,985   $   643,459   $ 503,142   $ 498,795    $ 362,882   $ 278,845
  Add-back goodwill
    amortization net of
    income taxes ........................            --            --            --      83,066      76,518       66,490      54,112
  Less: gain on sale
    of Razorfish shares,
    net of income taxes .................            --            --            --          --     (63,826)          --          --
  Net income, excluding
    goodwill amortization
    and Razorfish gain ..................   $   454,601   $   441,985   $   643,459   $ 586,208   $ 511,487    $ 429,372   $ 332,957
  Earnings per common share,
    excluding goodwill
    amortization and
    Razorfish gain
    Basic ...............................          2.43          2.37          3.46        3.21        2.93         2.45        1.92
    Diluted .............................          2.42          2.36          3.44        3.13        2.80         2.36        1.87

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for Omnicom Group Inc. and its consolidated subsidiaries for the nine months ended September 30, 2003 and 2002 and each of the five most recent fiscal years.

   Nine months ended
     September 30,                     Year ended December 31,
   -----------------     --------------------------------------------------
    2003       2002       2002       2001       2000       1999       1998
   ------     ------     ------     ------     ------     ------     ------
    5.62x      5.80x      6.45x      4.82x      4.83x      4.44x      4.03x

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. Effective January 1, 2002 Omnicom Group Inc. stopped recording goodwill amortization expense as required by SFAS No. 142.

      The ratios shown for years ended December 31, 1998 through 2001, include goodwill amortization expense.

                                 USE OF PROCEEDS

      The issuers will not receive any proceeds from the sale by any securityholder of the notes or the Omnicom Group Inc. common stock issuable upon conversion and/or redemption of the notes. See "Selling Securityholders" beginning on page 34.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

      Omnicom Group Inc.'s common stock is traded on the New York Stock Exchange under the symbol "OMC." The table below shows the range of quarterly high and low closing sale prices per share reported on the New York Stock Exchange Composite Tape for Omnicom Group Inc.'s common stock for the periods indicated and the average closing sale price per share and the dividends paid per share on Omnicom Group Inc.'s common stock for such periods. The last reported sale price per share on February 12, 2004 was $83.72.

                                                                     Omnicom Common Stock
                                                                    ----------------------     Average Last     Dividends
                                                                     High            Low        Sale Price      Per Share
                                                                    -------        -------      ----------      ---------
2002:
First Quarter ..................................................    $ 97.21        $ 85.10        $ 90.10        $ 0.200
Second Quarter .................................................      94.80          44.30          81.43          0.200
Third Quarter ..................................................      64.89          40.74          55.35          0.200
Fourth Quarter .................................................      69.16          50.67          62.19          0.200

2003:
First Quarter ..................................................    $ 67.72        $ 48.50        $ 57.56        $ 0.200
Second Quarter .................................................      75.25          54.65          66.27          0.200
Third Quarter ..................................................      80.97          71.05          75.01          0.200
Fourth Quarter .................................................      87.48          72.49          79.74          0.200

2004:
First Quarter (through February 12, 2004) ......................    $ 88.44        $ 81.05        $ 85.09        $    --

      The payment of dividends by Omnicom Group Inc. in the future will be determined by its board of directors and will depend on business conditions, Omnicom Group's financial condition and earnings and other factors.

      Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, under the terms of some of its borrowing facilities, certain financial tests must be satisfied in order to pay dividends.

      Omnicom Group Inc. has one billion authorized shares of common stock, par value $0.15 per share, of which 190.5 million shares were outstanding on January 30, 2004.

                                 CAPITALIZATION

      The following table sets forth Omnicom Group Inc.'s consolidated capitalization as of September 30, 2003. You should read this table in conjunction with Omnicom Group Inc.'s financial statements and related notes and other financial and operating data included elsewhere in or incorporated by reference into this prospectus.

                                                              September 30, 2003
                                                              ------------------
                                                                (in thousands)
Current liabilities:
  Accounts payable ........................................      $  4,468,728
  Advance billings ........................................           707,374
  Current portion of long-term debt .......................            11,810
  Bank loans ..............................................            52,873
  Accrued taxes and other liabilities .....................         1,280,590
                                                                 ------------
  Total current liabilities ...............................         6,521,375
                                                                 ------------
Long-term debt ............................................           185,014
Convertible Notes .........................................         2,339,310
Deferred compensation and other liabilities ...............           328,525
Minority interests ........................................           189,056
                                                                 ------------
  Total long-term indebtedness ............................         3,041,905
                                                                 ------------
Shareholders' equity:
  Common stock, 198,624,279
    shares issued, 189,978,523
    shares outstanding(1) .................................            29,790
  Additional paid-in capital ..............................         1,382,025
  Retained earnings .......................................         2,456,938
  Unamortized restricted stock ............................          (139,868)
  Accumulated other comprehensive loss ....................           (10,089)
  Treasury stock ..........................................          (601,379)
                                                                 ------------
    Total shareholders' equity ............................         3,117,417
                                                                 ------------
  Total liabilities and shareholders' equity ..............      $ 12,680,697
                                                                 ============

(1)   Outstanding common stock of Omnicom Group Inc. as of January 30, 2004 of
      190.5 million shares excludes 8.1 million shares reserved for issuance upon conversion of the notes, 5.8 million shares reserved for issuance upon conversion of the $600.0 Zero Coupon Zero Yield Convertible Notes due 2033, 7.7 million shares reserved for issuance upon conversion of the $847.0 million Liquid Yield Option Notes due 2031, and the shares reserved for issuance under Omnicom Group Inc.'s outstanding option grants.

                            DESCRIPTION OF THE NOTES

      Omnicom Group Inc. issued the notes under a senior indenture dated March 6, 2002 between it and JPMorgan Chase Bank, as trustee. On February 13, 2004, Omnicom Capital and Omnicom Finance, wholly-owned finance subsidiaries of Omnicom Group Inc., each became a co-issuer and co-obligor, jointly and severally, with Omnicom Group Inc. of the notes pursuant to a supplemental indenture between JPMorgan Chase Bank, as trustee, Omnicom Group Inc., Omnicom Capital and Omnicom Finance. The following summarizes the material provisions of the notes and the indenture, as amended by the supplemental indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the notes and the indenture as so amended.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the issuance or purchase of the issuers' securities. The indenture contains no covenants or other provisions to give protection to the holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described under "-- Purchase at Option of Holders upon Change in Control Omnicom Group Inc" beginning on page 23.

General

      Under the indenture, the notes are limited to $900,000,000 aggregate initial principal amount at maturity. There are currently $892,273,000 notes outstanding. The notes will mature July 31, 2032. Before July 31, 2022, the principal amount at maturity of a note will be equal to $1,000 per $1,000 face amount of notes originally issued. On or after July 31, 2022, if, for the last 20 trading days preceding July 31, 2022, the average conversion value per $1,000 face amount of notes is greater than $1,000 but less than or equal to $2,200, then the principal amount at maturity of that $1,000 face amount of notes will be equal to the lesser of the conversion value on July 31, 2022 and $2,000. If the conversion value exceeds $2,200 then the principal amount at maturity will equal $1,000 per $1,000 face amount of notes.

      For purposes of the notes and the indenture, the difference between the $1,000 initial principal amount at maturity of a note and the principal amount at maturity, as determined in accordance with the prior paragraph, is known as contingent additional principal. If contingent additional principal becomes payable, it will accrue from and including July 31, 2022 until maturity. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

      The conversion value of a note as of any date of determination will equal the sale price per share of common stock of Omnicom Group Inc. on the determination date multiplied by the number of shares of common stock of Omnicom Group Inc. then issuable upon conversion of each $1,000 face amount of notes.

      Principal on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by the issuers for that purpose, in the Borough of Manhattan, The City of New York.

      The issuers will not pay any cash interest on the notes except in the limited circumstance described below under "-- Contingent Cash Interest" beginning on page 19 or if the issuers elect to do so in their sole discretion. Each note was originally issued at a face amount of $1,000 per note.

      Any and all contingent additional principal and contingent cash interest otherwise payable on a note will cease to accrue on that note upon maturity, conversion, purchase by the issuers at the option of the holder or redemption of the note. The issuers may not reissue a note that has matured or been converted, purchased by the issuers at your option, redeemed or otherwise cancelled.

      Notes may be presented for exchange or registration of transfer at the office of the registrar. The registrar will initially be the trustee. The issuers will not charge a service fee for any exchange or registration of transfer of notes. However, the issuers may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

      Because the issuers sold the notes to the initial purchasers, and the initial purchasers resold the notes, at a higher price than the initial principal amount at maturity, you may receive less than you originally paid to purchase notes at maturity or upon redemption or repurchase as described below.

Ranking of the Notes

      The notes are the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance. The notes rank equal in right of payment to all of the issuers' respective existing and future senior unsecured indebtedness. However, Omnicom Group Inc. is a holding company and Omnicom Capital and Omnicom Finance are finance subsidiaries. As finance subsidiaries, their respective assets consist of the intercompany loans they make or have made to Omnicom Group's operating subsidiaries and the related interest receivables. As a result, the notes are effectively subordinated to all existing and future obligations of Omnicom Group Inc.'s operating subsidiaries, including trade payables, and to the issuers' respective obligations that are secured, to the extent of the security.

      As of September 30, 2003, Omnicom Group had $2,589.0 million of indebtedness outstanding, all of which is unsecured. Of this amount, $2,517.0 million represents direct obligations of the issuers and $72.0 million represents indebtedness of Omnicom Group Inc.'s operating subsidiaries of which $34.1 million is guaranteed by Omnicom Group Inc.

Guarantee

      The obligations of Omnicom Capital and Omnicom Finance under the notes are fully and unconditionally guaranteed on a senior unsecured basis by Omnicom Group Inc. The guarantee is senior in right of payment to all subordinated debt of Omnicom Group Inc. and its subsidiaries and equal in right of payment to all of Omnicom Group Inc.'s other senior unsecured indebtedness, including the notes.

Yield to Maturity; Tax Original Issue Discount

      The yield to maturity, calculated on the basis of the initial principal amount at maturity and therefore excluding any contingent cash interest or contingent additional principal that may become payable, will be zero. In addition, the yield to maturity for a particular purchaser of the notes will be negative if the price paid by the purchaser exceeds $1,000 per $1,000 face amount of the notes. If contingent cash interest and/or contingent additional principal becomes payable, the yield to maturity may increase.

      Although the notes were not originally offered at a discount, the notes constitute contingent debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. You should be aware that, even though the issuers will not pay any interest on the notes other than any contingent cash interest that may become payable and the notes will not be nominally issued at a discount, you will be required to include accrued tax original issue discount in your gross income for United States federal income tax purposes. The issuers intend to compute and report accruals of the tax original issue discount based upon a yield of 6.69% per year, computed on a semiannual bond equivalent basis, which the issuers have determined represents the yield they would pay on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the notes.

      In accordance with the issuers' application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock of Omnicom Group Inc. received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it is possible that deductions for capital losses realized upon conversion or redemption for stock may not be allowed under certain rules regarding recapitalizations.

      See "Federal Income Tax Considerations" beginning on page 30 for more information and a summary of the resulting consequences from this treatment.

Book-Entry System

      The notes were only issued in the form of global securities held in book-entry form. The Depository Trust Company, or its nominee, is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of The Depository Trust Company. As a result, beneficial interests in the notes are shown on, and may only be transferred through, records maintained by The Depository Trust Company and its direct and indirect participants and beneficial interests in the notes may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of The Depository Trust Company. Beneficial owners are not holders and are not entitled to any rights provided to the holder of notes under the global securities or the indenture. The issuers and the trustee, and any of their respective agents, may treat The Depository Trust Company as the sole holder and registered owner of the notes.

      Notes represented by a global security are exchangeable for certificated securities with the same terms only if:

      o The Depository Trust Company is unwilling or unable to continue as depositary or if The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the issuers within 90 days,

      o the issuers decide to discontinue use of the system of book-entry transfer through The Depository Trust Company, or any successor depositary, or

      o     a default under the indenture occurs and is continuing.

      The Depository Trust Company has advised the issuers that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depository Trust Company's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own The Depository Trust Company. Access to The Depository Trust Company's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Conversion Rights

      Holders may surrender notes for conversion into shares of common stock of Omnicom Group Inc. only if at least one of the conditions described below is satisfied. A note for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring the issuers to purchase the note may be surrendered for conversion only if the notice is withdrawn in accordance with the terms of the indenture.

      The initial conversion rate is 9.09 of common stock of Omnicom Group Inc. for each $1,000 face amount of notes originally issued. The conversion rate will not be adjusted for any contingent additional principal or contingent cash interest that may become payable. A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of the fractional share based on the sale price, as defined below under "-- Purchase of Notes at the Option of the Holder" beginning on page 20, on the trading day immediately preceding the conversion date.

      If one or more of the conditions to conversion described below has been met, the issuers will promptly notify the holders of notes and use their reasonable best efforts to post this information on Omnicom Group Inc.'s web site or, at their option, otherwise publicly disclose this information.

      The ability to surrender notes for conversion will expire at the close of business on July 31, 2032.

Conversion Based on Common Stock Price

      Before July 31, 2022, holders may surrender a note for conversion during any calendar quarter if, for the last 20 trading days in the preceding calendar quarter, the average conversion value, calculated as described above under "-- General" on page 14, per $1,000 face amount of notes is greater than or equal to the following amounts for the calendar quarters indicated:

        Quarter Ended                                                    Amount
        -------------                                                    ------
March 31, 2004 ......................................................    $1,600
June 30, 2004 .......................................................    $1,650
September 30, 2004 ..................................................    $1,700
December 31, 2004 ...................................................    $1,750
March 31, 2005 ......................................................    $1,800
June 30, 2005 .......................................................    $1,850
September 30, 2005 ..................................................    $1,900
December 31, 2005 ...................................................    $1,950
March 31, 2006 ......................................................    $2,000
June 30, 2006 .......................................................    $2,050
September 30, 2006 ..................................................    $2,100
December 31, 2006 ...................................................    $2,150
March 31, 2007 and thereafter .......................................    $2,200

If this condition is met at any time before July 31, 2022, then the notes will be convertible at any time after the date on which the condition is first met, at the option of the holder, through maturity.

      On or after July 31, 2022, holders may surrender a note for conversion during any calendar quarter if, for the last 20 trading days in the preceding calendar quarter, the average conversion value per $1,000 face amount of notes is greater than or equal to 110% of the principal amount at maturity of the note. If this condition is satisfied, then the notes will be convertible at any time after the date on which the condition is met, at the option of the holder, through maturity.

Conversion Based on Credit Ratings

      Holders may also surrender a note for conversion at the then-applicable conversion rate at any time after the credit rating assigned to the notes is reduced to Baa3 or lower by Moody's Investors Service, Inc. or BBB or lower by Standard & Poor's Ratings Services. This event would not, however, result in an adjustment of the number of shares of Omnicom Group Inc. issuable upon conversion.

Conversion upon Notice of Redemption

      A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if the note is not otherwise convertible at that time. A note for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring the issuers to purchase the note may be surrendered for conversion only if the notice is withdrawn in accordance with the terms of the indenture.

Conversion upon Occurrence of Specified Corporate Transactions

      If Omnicom Group Inc. elects to:

      o distribute to all holders of its common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price as defined below under "-- Purchase of Notes at the Option of the Holder" beginning on page 20 at the time, or

      o distribute to all holders of its common stock assets, debt securities or other rights to purchase its securities, and the distribution has a per share value as determined by its board of directors exceeding 15% of the closing price of the common stock on the day preceding the declaration date for the distribution,

Omnicom Group Inc. must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution. Once Omnicom Group Inc. has given this notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or Omnicom Group Inc. announcement that the distribution will not take place.

      In addition, if Omnicom Group Inc. is party to a consolidation, merger or binding share exchange under which its common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

Conversion Rate Adjustments and Delivery of Common Stock of Omnicom Group Inc.

      The initial conversion rate is 9.09 of common stock of Omnicom Group Inc. for each $1,000 face amount of notes originally issued. The conversion rate will not be adjusted for any contingent additional principal or contingent cash interest that may become payable.

      If contingent cash interest is payable to holders of notes during any particular six-month period, and any notes are converted after the applicable record date, those notes, upon surrender, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless those notes have been called for redemption, in which case no payment will be required.

      The conversion rate is required to be adjusted for:

      o dividends or distributions on Omnicom Group Inc.'s common stock payable in common stock or other capital stock of Omnicom Group Inc.,

      o subdivisions, combinations or certain reclassifications of Omnicom Group Inc.'s common stock,

      o distributions to all holders of Omnicom Group Inc.'s common stock of certain rights to purchase common stock of Omnicom Group Inc. for a period expiring within 60 days at less than the sale price at the time, and

      o distributions to those holders of Omnicom Group Inc.'s assets or debt securities or certain rights to purchase its securities, excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of Omnicom Group Inc.'s common stock on the day preceding the date of declaration of the dividend or other distribution.

However, no adjustment will voluntarily be made if holders participate in the transaction without conversion or in limited other cases as described in the indenture. The indenture also permits Omnicom Group Inc. to voluntarily increase the conversion rate from time to time at its option.

      If Omnicom Group Inc. is party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into shares of Omnicom Group Inc.'s common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property of Omnicom Group Inc. or of another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder will be able to require the issuers to purchase all or a portion of its notes as described under "-- Purchase at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 23.

      In the event of:

      o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate, or

      o     an increase in the conversion rate at the issuers' discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Federal Income Tax Considerations -- Constructive Dividend" beginning on page 32.

      To convert a note into shares of common stock of Omnicom Group Inc., a holder must:

      o complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent,

      o     surrender the note to the conversion agent,

      o if required by the conversion agent, furnish appropriate endorsements and transfer documents, and

      o     if required, pay all transfer or similar taxes.

Under the indenture, the date on which all of these requirements have been satisfied is the conversion date.

      Notes may be presented for conversion at the office of the conversion agent, who will initially be the trustee.

      When a holder surrenders notes for conversion, the conversion agent may first offer the notes to a financial institution chosen by the issuers for exchange in lieu of conversion. The designated institution will have the option, but not the obligation, unless separately agreed to by it and the issuers at the time, to agree to exchange those notes for the number of shares of common stock of Omnicom Group Inc. that the holder of those notes would have been entitled to receive upon conversion, plus cash for any fractional shares. The issuers may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for this type of transaction. As soon as practicable following the conversion date, the designated institution or Omnicom Group Inc., as the case may be, will deliver through the conversion agent a certificate for the number of full shares of common stock of Omnicom Group Inc. into which any note is converted, together with any cash payment for fractional shares. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy the issuers' respective obligations to pay the principal amount at maturity of the note whether the delivery is made by the issuers or by the designated institution. For a discussion of the tax treatment of a holder receiving common stock of Omnicom Group Inc. upon conversion, see "Federal Income Tax Considerations -- Disposition or Conversion" on page 32.

Contingent Cash Interest

      The issuers will be required to pay contingent cash interest to the holders of notes during any six-month period from August 1 to January 31, and from February 1 to July 31, commencing August 1, 2007 if the average market price per $1,000 face amount of notes for a five trading day measurement period preceding the applicable six-month period equals or exceeds $1,200. For any six-month period, the amount of contingent cash interest per note will be equal to the amount of regular cash dividends paid by Omnicom Group Inc. per share on its common stock multiplied by the number of shares then issuable upon conversion of a note. Regular cash dividends are quarterly or other periodic cash dividends on Omnicom Group Inc.'s common stock as declared by its board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. As a result, if Omnicom Group Inc. does not pay regular cash dividends, holders will not be entitled to any contingent cash interest.

      The payment of contingent cash interest is designed to enable holders of the notes to receive the same current cash yield on the notes that they would have received had they converted the notes into common stock of Omnicom Group Inc. in the event that Omnicom Group Inc. pays dividends on its common stock. As a result, if the conditions described above are met, contingent cash interest will accrue and be payable to holders of notes as of the record date for the related common stock dividend during the relevant six-month period. Payments of contingent cash interest will be made on the payment date of the related common stock dividend.

      Each five trading day measurement period will end on the second trading day immediately preceding the applicable six-month period. However, if Omnicom Group Inc. declares a dividend for which the record date will occur prior to the applicable six-month period but for which the payment date will occur during the applicable six-month period, the five trading day measurement period will instead end on the second trading day immediately preceding that record date.

      For purposes of determining whether contingent cash interest is payable, the market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10.0 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers the issuers select, provided that if

      o at least three such bids are not obtained by the bid solicitation agent, or

      o in the issuers' reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the market price of the note will equal the then applicable conversion rate of the notes multiplied by the average sale price of Omnicom Group Inc.'s common stock on the five trading days ending on the determination date, appropriately adjusted.

      The bid solicitation agent will be initially JPMorgan Chase Bank. The issuers may change the bid solicitation agent, but the bid solicitation agent may not, under any circumstance, be an affiliate of the issuers. The bid solicitation agent will solicit bids from securities dealers that are believed by the issuers to be willing to bid for the notes.

      The issuers will determine every six months, commencing August 1, 2007, whether the conditions to the payment of contingent cash interest have been satisfied and, if so, the issuers will promptly notify the holders of notes thereof and use their respective reasonable best efforts to post this information on Omnicom Group Inc.'s web site or, at their option, otherwise publicly disclose this information.

      Under the indenture, the issuers may also voluntarily pay contingent cash interest or other amounts they are not obligated to pay, but the issuers have no obligation to do so.

Redemption of Notes at the Option of the Issuers

      No sinking fund is provided for the notes. Under the indenture, the issuers cannot redeem the notes before July 31, 2007, except as set forth under "-- Purchase of Notes at Option of Holder upon Change in Control of Omnicom Group Inc." beginning on page 23. On or after July 31, 2007 and before July 31, 2022, the issuers may, at their option, redeem all or any portion of the notes for cash at any time at a redemption price of $1,000 per $1,000 face amount of notes. On or after July 31, 2022, the issuers may redeem all or any portion of the notes at a redemption price equal to the sum of $1,000 per $1,000 face amount of notes plus any contingent additional principal that has accrued to the date of redemption. On August 1, 2003, Omnicom Group Inc. announced that it extended the commencement of the period during which the notes may be redeemed from July 31, 2007 to July 31, 2009. The issuers will provide a notice of redemption by mail to holders of notes at least 30 days and not more than 60 days in advance of any redemption.

      The notes will be redeemable in integral multiples of $1,000.

      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

      On each July 31, or if July 31 is not a business day, the next business day, which date is referred to as the purchase date in this section, through July 31, 2031, holders may require the issuers to purchase any outstanding note for which the holder has properly delivered a written purchase notice, subject to meeting additional conditions, including that the notice is not withdrawn by the close of business on the next business day, at the following prices:

      o through but not including July 31, 2022, at a purchase price equal to the face amount of the notes, and

      o for July 31, 2022 through July 31, 2031, at a purchase price equal to the sum of the face amount of the notes plus any contingent additional principal that has accrued to the purchase date.

Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable purchase date until the close of business on the applicable purchase date.

      The purchase price will be payable on the fourth business day following the applicable purchase date in cash, shares of common stock of Omnicom Group Inc. or a combination of cash and common stock of Omnicom Group Inc., at the issuers' option. However, the issuers may also elect, at their option, to offer a cash payment to the holders as an incentive not to exercise their right to require the issuers to purchase their notes. Omnicom

Group Inc. has made one such offer as of the date of this prospectus. In connection with that offer, Omnicom Group Inc. also announced that it would extend the commencement of the period during which the notes can be redeemed from July 31, 2007 to July 31, 2009 for those holders who elected not to exercise such rights.

      When a holder surrenders the notes for purchase, the purchase agent may first offer the notes to a financial institution chosen by the issuers to purchase the notes. The designated financial institution will have the option, but not the obligation, unless separately agreed to by it and the issuers at the time, to purchase the notes at the applicable purchase price and in the form of cash or common stock of Omnicom Group Inc. or both as the issuers may have previously elected in the notice sent to holders described in the next paragraph. The issuers may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for the transaction.

      The issuers will be required to give notice on a date not less than 20 business days prior to each applicable purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      o whether the purchase price will be paid in cash or common stock of Omnicom Group Inc. or any combination thereof, specifying the percentage of each,

      o if the issuers elect to pay in common stock of Omnicom Group Inc., the method of calculating the market price of such common stock, and

      o the procedures that holders must follow to require the issuers to purchase their notes.

      Each holder electing to require the issuers to purchase notes is required to give notice of its election to the paying agent no later than the close of business on the applicable purchase date. The notice is required to state:

      o the certificate numbers of the holder's notes to be delivered for purchase,

      o the portion of the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that the notes are to be purchased pursuant to the applicable provisions of the notes.

      A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day following the date on which the purchase notice is required to be delivered. The notice of withdrawal is required to state:

      o the initial principal amount at maturity of the notes being withdrawn,

      o     the certificate numbers of the notes being withdrawn, and

      o the initial principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

      If the issuers elect to pay the purchase price, in whole or in part, in shares of common stock of Omnicom Group Inc., the number of such shares of common stock to be delivered by Omnicom Group Inc., or the designated institution, as the case may be, will be equal to the portion of the purchase price to be paid in common stock of Omnicom Group Inc. divided by the market price of a share of common stock of Omnicom Group Inc.

      For this purpose, the "market price" of the common stock of Omnicom Group Inc. means the average of the sale prices of the common stock for the five trading days ending on the third business day prior to the applicable purchase date, which is referred to as the measurement date, if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to the measurement date. The price as determined will be appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the relevant five trading day period and ending on the purchase date, of any events that would result in an adjustment of the conversion rate then in effect for the notes as described above under "-- Conversion Rights beginning on page 16."

      The "sale price" of the common stock of Omnicom Group Inc. on any date means the closing per share sale price, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported in composite transactions for the principal United States securities exchange on which the common stock is then traded. If the common stock is not listed on a United States national or regional securities exchange, then the issuers will use the prices as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated or otherwise as provided in the indenture.

      Because the market price of the common stock of Omnicom Group Inc. is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of such common stock to be received from the date the market price is determined to the purchase date. The issuers, or the designated institution, as the case may be, may pay the purchase price or any portion of the purchase price in common stock of Omnicom Group Inc. only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock of Omnicom Group Inc. to be issued for each $1,000 face amount of notes, the issuers will promptly notify the holders of notes and use their respective reasonable best efforts to post this information on Omnicom Group Inc.'s web site or, at their option, otherwise publicly disclose this information.

      The issuers, or the designated institution, as the case may be, will pay cash based on the market price for all fractional shares of common stock of Omnicom Group Inc. in the event the issuers elect to deliver common stock in payment, in whole or in part, of the purchase price.

      In addition to the above conditions, the right of the issuers or the designated institution, as the case may be, to purchase notes, in whole or in part, with common stock of Omnicom Group Inc. is subject to Omnicom Group Inc. satisfying various conditions, including:

      o listing of such common stock on the principal United States securities exchange on which Omnicom Group Inc.'s common stock is then listed or, if not so listed, on Nasdaq,

      o the registration of the common stock under the Securities Act and the Exchange Act, if required, and

      o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If these conditions are not satisfied with respect to any holder prior to the close of business on the purchase date, the issuers, or the designated institution, as the case may be, will be required to pay the purchase price of the notes to that holder entirely in cash. See "Federal Income Tax Considerations -- Disposition or Conversion" on page 32. Neither the issuers nor the designated institution may change the form or components or percentages of components of the consideration to be paid for the notes once the issuers have given the notice that they are required to give to holders of notes, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, the issuers, or the designated institution, as the case may be, will

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      The issuers' obligation, or the obligation of the designated institution, as the case may be, to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

      If on any purchase date, the notes are purchased in accordance with the terms of the indenture, then, immediately after the purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require the issuers to purchase such notes will cease to be entitled to any contingent additional principal or conditional additional interest that may become payable or then be accruing, and all other rights of that holder will terminate, other than the right to receive the purchase price upon delivery of the note.

      The issuers' ability to purchase notes may be limited by the terms of their then-existing borrowing agreements.

      The issuers may not purchase any notes for cash at the option of holders if an event of default with respect to those notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Purchase at Option of Holders upon Change in Control of Omnicom Group Inc.

      In the event of a change in control of Omnicom Group Inc. occurring on or prior to July 31, 2007, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require the issuers to purchase for cash all or any portion of the holder's notes, at a price equal to $1,000 per $1,000 face amount of notes. The issuers will be required to purchase the notes as of the date that is 35 business days after the occurrence of such change in control. This date is referred to as the "change in control purchase date."

      In addition, if at least 90% in aggregate principal amount of the notes outstanding immediately prior to the change of control of Omnicom Group Inc. are purchased on the change in control purchase date, the issuers may, within 90 days following the change in control purchase date, at their option, redeem all of the remaining notes at a redemption price equal to $1,000 per $1,000 face amount of notes.

      Within 15 days after the occurrence of a change in control of Omnicom Group Inc., the issuers must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state:

      o     the events causing the change in control of Omnicom Group Inc.,

      o     the date of the change in control,

      o     the last date on which a holder may exercise the purchase right,

      o     the change in control purchase price,

      o     the change in control purchase date,

      o     the name and address of the paying agent and the conversion agent,

      o     the conversion rate and any adjustments to the conversion rate,

      o that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture, and

      o     the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date. The required purchase notice upon a change in control of Omnicom Group Inc. must state:

      o     the certificate numbers of the notes to be delivered by the holder,

      o the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that the issuers are to purchase such notes pursuant to the applicable provisions of the notes.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

      o the initial principal amount at maturity of the notes being withdrawn,

      o     the certificate numbers of the notes being withdrawn, and

      o the initial principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

      The issuers' obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

      If on any change in control purchase date, notes are purchased in accordance with the terms of the indenture, then, immediately after the change in control purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require the issuers to purchase such notes will cease to be entitled to contingent additional principal or contingent additional interest, if any, and all other rights of that holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a "change in control" of Omnicom Group Inc. is deemed to have occurred at such time as:

      o any person, including its affiliates and associates, other than Omnicom Group Inc., its subsidiaries or their employee benefit plans, files a Schedule 13D or TO, or any successor schedules, forms or reports under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of Omnicom Group Inc.'s common stock or other capital stock into which Omnicom Group Inc.'s common stock is reclassified or changed, with limited exceptions, or

      o any consolidation, merger or share exchange of Omnicom Group Inc. shall have been consummated under which the common stock would be converted into cash, securities or other property, in each case other than a consolidation, merger or share exchange of Omnicom Group Inc. in which the holders of Omnicom Group Inc.'s common stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of ordinary voting stock of the continuing or surviving corporation immediately after the consolidation, merger or share exchange.

      The indenture does not permit the issuers' respective boards of directors to waive their respective obligations to purchase notes at the option of holders in the event of a change in control of Omnicom Group Inc.

      In connection with any purchase offer in the event of a change in control of Omnicom Group Inc., the issuers will:

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Omnicom Group Inc. The change in control purchase feature, however, is not the result of the issuers' knowledge of any specific effort:

      o     to accumulate shares of common stock of Omnicom Group Inc.,

      o to obtain control of Omnicom Group Inc. by means of a merger, tender offer, solicitation or otherwise, or

      o part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other notes offerings that have been marketed by the initial purchasers and other investment banks. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and Omnicom Group Inc.

      Omnicom Group Inc. could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of its, or its subsidiaries', outstanding indebtedness. See "Risk Factors -- The Lack of Covenants Applicable to the Notes May Not Afford Protection Under Some Circumstances" on page 8.

      The issuers may not purchase notes at the option of holders upon a change in control of Omnicom Group Inc. if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default

      The following will be events of default for the notes:

      (1) default in payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note when such becomes due and payable,

      (2) default in payment of any contingent cash interest, which default continues for 30 days,

      (3) the issuers' failure to comply with any of their respective other agreements in the notes or the indenture upon receipt by them of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and their failure to cure, or obtain a waiver of, such default within 60 days after receipt of such notice,

      (4) (A) the issuers' failure to make any payment by the end of any applicable grace period after maturity of their respective indebtedness, which term as used in the indenture means obligations, other than nonrecourse obligations, of the issuers for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount, taken together with amounts in (B), in excess of $100 million and continuance of such failure, or (B) the acceleration of their respective indebtedness in an amount, taken together with the amounts in (A), in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to the issuers by the trustee or to the issuers and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred, or

      (5) certain events of bankruptcy or insolvency affecting the issuers or certain of Omnicom Group Inc.'s operating subsidiaries.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the initial principal amount at maturity of the notes, plus any accrued and unpaid contingent cash interest and contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of the events of bankruptcy or insolvency which would constitute an event of default, the initial principal amount at maturity of the notes plus accrued and unpaid contingent cash interest and contingent additional principal will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding, by notice to the trustee, and without notice to any other holder, may rescind an acceleration and its consequences:

      o     if the rescission would not conflict with any judgment or decree;
            and

      o if all existing events of default have been cured or waived, except any nonpayment of the initial principal amount at maturity plus accrued and unpaid contingent cash interest and contingent additional principal that have become due solely as a result of acceleration, and

      o     if all amounts due to the trustee have been paid.

      No rescission shall affect any subsequent default or impair any right consequent to the rescission.

      In some circumstances the holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding, by notice to the trustee, and without notice to any other holder, may waive an existing default and its consequences. When a default is waived, it is deemed cured, but no waiver will extend to any subsequent or other default or impair any consequent right.

      The holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

      A holder may not pursue any remedy with respect to the indenture or the notes unless:

      o the holder gives to the trustee written notice stating that an event of default is continuing,

      o the holders of at least 25% in aggregate principal amount at maturity of the notes at the time outstanding make a written request to the trustee to pursue the remedy,

      o the holder or holders offer to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense,

      o the trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity, and

      o the holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding do not give the trustee a direction inconsistent with the request during such 60-day period.

A holder may not use the indenture to prejudice the rights of any other holder or to obtain a preference or priority over any other holder.

      Under the indenture, the issuers are required to deliver to the trustee, within five business days of becoming aware of the occurrence of an event of default, written notice of the event of default. In addition, the issuers are required to deliver to the trustee, written notice of any event which with the giving of notice or the lapse of time, or both, would become an event of default under clause (3) or clause (4) above, its status and what action the issuers are taking or propose to take with respect thereto.

      If the trustee collects any money as a result of an event of default, it shall pay out the money in the following order:

      First: to the trustee for amounts due as compensation, reimbursement or indemnification;

      Second: to holders for amounts due and unpaid on the notes for the principal amount at maturity, initial principal amount at maturity plus contingent additional principal, redemption price, purchase price, change in control purchase price or contingent cash interest, if any, as the case may be, ratably, without preference or priority of any kind, according to such amounts due and payable on the notes; and

      Third: pro rata to the issuers, if any balance remains.

      The trustee may fix a record date and payment date for any payment to holders. At least 15 days before such record date, the trustee is required to mail to each holder and to the issuers a notice that states the record date, the payment date and the amount to be paid.

Mergers and Sales of Assets

      The indenture provides that the issuers may not consolidate with or merge into any person or convey, transfer or lease their respective properties and assets substantially as an entirety to another person, unless, among other things:

      o the resulting, surviving or transferee person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and such entity assumes all such issuer's obligations under the notes and the indenture, and

      o such issuer or such successor entity will not immediately following the transaction be in default under the indenture.

      Upon the assumption of such issuer's obligations by a successor corporation, subject to limited exceptions contained in the indenture, the issuers will be discharged from all obligations under the notes and the indenture. Although these types of transactions are permitted under the indenture, some of these types of transactions occurring on or prior to July 31, 2007 could constitute a change of control of Omnicom Group Inc. as defined above for purposes of the notes. In this circumstance, holders could require the issuers to purchase their notes as described above.

Modification

      The issuers and the trustee may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

      o alter the obligation of the issuers to pay contingent cash interest, except that the issuers may increase the amount thereof without the consent of the trustee or the holders,

      o make any note payable in money or securities other than that stated in the note,

      o     alter the stated maturity of any note,

      o reduce the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note,

      o make any change that adversely affects the right of a holder to receive shares of common stock of Omnicom Group Inc. upon surrendering a note for conversion,

      o make any change that adversely affects the right to require the issuers to purchase a note,

      o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes, and

      o change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, the issuers and the trustee may enter into supplemental indentures for any of the following purposes:

      o to evidence a successor to any of the issuers and the assumption by that successor of such issuer's obligations under the indenture and the notes,

      o to add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon the issuers,

      o     to secure the issuers' obligations in respect of the notes,

      o to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the notes under the Trust Indenture Act of 1939 as contemplated by the indenture,

      o     to cure any ambiguity or inconsistency in the indenture, or

      o to make any change that does not adversely affect the rights of any holder of the notes.

      The holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all notes:

      o waive compliance by the issuers with restrictive provisions of the indenture, as detailed in the indenture; and

      o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price, change in control purchase price or obligation to deliver common stock of Omnicom Group Inc. upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Calculations in Respect of Notes

      The issuers are responsible for making all calculations called for under the note. See "-- Conversion Rights" beginning on page 16. These calculations include, but are not limited to, determination of the market prices of the note and of Omnicom Group Inc.'s common stock, amounts of tax original issue discount, and amounts of contingent cash interest and contingent additional principal, if any, payable on the note. The issuers will make all these calculations in good faith and, absent manifest error, these calculations will be final and binding on holders of note. The issuers will provide a schedule of their calculations to the trustee, and the trustee is entitled to rely upon the accuracy of the issuers' calculations without independent verification.

Information Concerning the Trustee

      JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers, is the trustee, registrar, paying agent and conversion agent.

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it by the indenture, and to use the same degree of care and skill in its exercise of those rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The indenture and the provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of either of the issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions, provided that if the trustee acquires any conflicting interests, as described in the Trust Indenture Act, the trustee must eliminate the conflict or resign.

      The trustee is required to deliver notice of all defaults to the holders within 90 days after the occurrence, unless the defaults shall have been cured before the giving of the notice. However, in the case of a default in the payment of principal of, or interest on, or other similar obligation with respect to, the notes, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the trustee in good faith determines that the withholding of the notice is in the interest of holders of the notes.

      A trustee may at any time resign by giving written notice of resignation to the issuers and to the holders. Upon receiving a notice of resignation, the issuers will be required to promptly appoint a successor trustee. If no successor trustee is appointed within 30 days after the mailing of the notice of resignation, the resigning trustee or any holder who has been a bona fide holder of a note for at least six months may, subject to the provisions of the indenture, petition any court of competent jurisdiction for the appoint of a successor trustee.

      The issuers may remove a trustee and appoint a successor trustee if

      o the trustee fails to comply with the provisions relating to any conflict of interest after written request made by the issuers or by any holder who has been a bona fide holder of notes for at least six months,

      o the trustee ceases to be eligible in accordance with the provisions contained in the indenture and the trustee fails to resign after requested to by the issuers or any holder,

      o the trustee becomes incapable of acting or is adjudged a bankrupt or insolvent, or a receiver or liquidator for the trustee or its property is appointed, or any public officer takes charge or control of the trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation, or

      o the issuers determine that the trustee has failed to perform its obligations under the indenture in any material respect.

      If the issuers fail to remove the trustee, any holder who has been a bona fide holder of a note for at least six months may petition a court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee. In addition, the holders of a majority in aggregate principal amount at maturity of the notes outstanding may at any time remove a trustee and appoint a successor trustee by delivering notice to the trustee to be removed, the successor trustee and the issuers. Any resignation or removal of the trustee and any appointment of a successor trustee will become effective upon acceptance of appointment by the successor trustee.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Miscellaneous

      The issuers or their affiliates may from time to time purchase the securities offered in this prospectus which are then outstanding by tender, in the open market or by private agreement.

               DESCRIPTION OF OMNICOM GROUP INC.'S CAPITAL STOCK

      The following briefly summarizes the material terms of our Omnicom Group Inc.'s capital stock. You should read its certificate of incorporation, a copy of which may be obtained as described under "Where You Can Find More Information" on page 39, for more detailed information that may be important to you.

      Omnicom Group Inc. is authorized to issue 1.0 billion shares of common stock, par value $0.15 per share, of which 190.5 million shares were outstanding on January 30, 2004, and 7.5 million shares of preferred stock at $1.00 per share, none of which is outstanding.

      Each share of common stock entitles the holder to one vote for the election of directors and for all other matters to be voted on by holders of Omnicom Group Inc.'s common stock. Holders of Omnicom Group Inc.'s common stock may not cumulate their votes in the election of directors. All shares of Omnicom Group Inc.'s common stock have equal rights and are entitled to such dividends as may be declared by Omnicom Group Inc.'s board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on any outstanding shares of preferred stock. All shares of Omnicom Group Inc.'s common stock share ratably upon liquidation in the assets available for distribution to shareholders after payments to creditors and provision for the preference of any preferred stock. Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by Omnicom Capital and Omnicom Finance, Omnicom Group Inc. is subject to certain covenants requiring that it satisfy certain financial tests in order to pay dividends. The shares of Omnicom Group Inc.'s common stock are not subject to call or assessment, have no preemptive or other subscription rights or conversion rights and cannot be redeemed. Omnicom Group Inc. has a classified board of directors and its shareholders can remove a director only by an affirmative two-thirds vote of all outstanding voting shares. A two-thirds vote of all outstanding voting shares is also required to amend its by-laws or some of the provisions of its certificate of incorporation and to change the number of directors comprising the full board. The board of directors of Omnicom Group Inc. has power to amend the by-laws or change the number of directors comprising the full board.

      Omnicom Group Inc. may issue preferred stock in series having whatever rights and preferences the board of directors may determine without the approval of its shareholders. One or more series of preferred stock may be made convertible into common stock at rates determined by the board of directors, and preferred stock may be given priority over common stock in payment of dividends, rights on liquidation, voting and other rights.

      As of September 30, 2003, Omnicom Group Inc. had a total of $2,339.3 million aggregate principal amount of convertible notes outstanding, including $847.0 million of senior unsecured debentures with a scheduled maturity in 2031, $892.3 million of senior unsecured debentures with a scheduled maturity of 2032 being registered pursuant to the registration statement of which this prospectus is a part and the $600.0 million of senior unsecured debentures with a scheduled maturity of 2033. The 2031 notes and the 2032 notes are convertible into shares of Omnicom Group Inc.'s common stock at a conversion price of $110.01 per share, subject to adjustment in certain events. The 2033 notes are convertible into shares of Omnicom Group Inc.'s common stock at a conversion price of $103.00 per share, subject to adjustment in certain events.

      The transfer agent and registrar for Omnicom Group Inc.'s common stock is ChaseMellon Shareholder Services. Omnicom Group Inc.'s common stock is listed on the New York Stock Exchange under the symbol "OMC."

                       FEDERAL INCOME TAX CONSIDERATIONS

      This is a summary of material United States federal income tax considerations relevant to holders of notes. This summary is based upon the Internal Revenue Code of 1986 (which the issuers refer to as the Code), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for United States federal income tax purposes. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and the issuers have not obtained, nor do they intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding notes, nor, except as specifically stated below, have the issuers obtained nor do they intend to obtain an opinion of counsel with respect to the tax consequences of acquiring or holding notes.

      This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as a holder subject to the alternative minimum tax provisions of the Code. Also, it is not intended to address specific considerations relevant to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates or persons holding notes as hedges or as positions in a "straddle," "hedge," "conversion" or other integrated transaction for tax purposes.

      This summary also does not discuss the tax consequences arising under tax laws other than the federal income tax laws, including the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of notes who acquire notes at the "issue price", as defined below, and who hold the notes and common stock into which the notes may be converted as "capital assets" within the meaning of the federal income tax laws.

      Persons considering the purchase, ownership, conversion or other disposition of notes should consult their own tax advisors regarding the federal income tax consequences to them in their particular circumstances, and consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      For purposes of this summary, a "U.S. Holder" is a beneficial owner of the notes who or which is:

      o     a citizen or individual resident of the United States, as defined in
            Section 7701(b) of the Code,

      o a corporation, partnership or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

      o an estate if its income is subject to United States federal income taxation regardless of its source, or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of notes other than a U.S. Holder.

Opinion as to Federal Income Tax Treatment

      The issuers have been advised by their counsel, Jones Day, that, in their opinion, the notes will be treated as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments, which are referred to as the CPDI regulations, for United States federal income tax purposes. Based upon that opinion, pursuant to the terms of the indenture, the issuers and each holder of the notes agree to treat the notes as debt instruments with original issue discount under the CPDI regulations, as described below.

Original Issue Discount

      Under the CPDI regulations, for United States federal income tax purposes, U.S. Holders of notes are required to accrue interest income on the notes, regardless of whether the holder uses the cash or accrual method of accounting, in amounts described below for each taxable year the holder holds the note. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for United States federal income tax purposes for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the holder holds the note, adjusted if necessary as described below. In general, the daily portion is
(1) the sum of the issue price of the note plus all accrued interest, determined without regard to any adjustments to interest accruals described below, and minus the amounts of projected scheduled payments for prior periods at the beginning of each six-month accrual period (as defined below), multiplied by (2) the comparable yield to maturity (as defined below) on the note, divided by (3) the number of days in the accrual period. Under these rules, holders may have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder's tax basis in the note. The "issue price" is the initial price at which a substantial amount of notes are sold to investors (excluding bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) for money.

      Based on the advice of their counsel, Jones Day, the issuers intend to treat the "comparable yield" as the annual yield they would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, the issuers intend to take the position that the comparable yield for the notes is 6.69%, compounded semiannually. The specific yield, however, is not entirely clear. If this determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which the issuers have determined.

      The issuers are required to furnish annually to the IRS and to certain noncorporate U.S. Holders information regarding the amount of the original issue discount on the notes attributable to that year. The issuers will calculate and report original issue discount on the notes based upon six-month accrual periods ending on the maturity day of the notes. The issuers are also required to furnish to holders a schedule of projected payments which the issuers will use in computing the amounts of original issue discount on the notes. In this schedule, the issuers will include estimates (for purposes of computing the original issue discount only) of payments of contingent cash interest that the issuers will make, and of a payment at maturity, taking into account the conversion feature and the contingent additional principal. Under the CPDI regulations, this schedule must produce the comparable yield. The issuers' determination of the schedule of projected payments will be set forth in the indenture.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that the issuers' comparable yield or schedule of projected payments is unreasonable.

      THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF NOTES.

Adjustments to Interest Accruals on the Notes

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount greater than the projected amount, the U.S. Holder will incur a "positive adjustment" under the CPDI regulations. If a U.S. Holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount less than the projected amount, the U.S. Holder will incur a "negative adjustment" under the CPDI regulations. The difference between the positive adjustments and the negative adjustments for any year is the "net positive adjustment" (if positive) or the "net negative adjustment" (if negative). The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of common stock of Omnicom Group Inc.) received in that year.

      A net negative adjustment will (1) reduce the U.S. Holder's interest income on the notes for that taxable year and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to any extent such interest was offset by prior net negative adjustments.

Disposition or Conversion

      Generally, the sale, exchange or conversion of a note, or the redemption of a note for cash, will result in taxable gain or loss to a U.S. Holder. As described above, the issuers' calculation of the comparable yield and the schedule of projected payments for the notes takes into account the receipt of stock upon conversion and contingent additional principal as contingent payments with respect to the notes. Accordingly, the issuers intend to treat the receipt of common stock of Omnicom Group Inc. by a U.S. Holder upon the conversion of a note, as well as any contingent additional principal, as contingent payments under the CPDI regulations. Pursuant to the issuers' treatment of the notes as contingent payment debt instruments under the CPDI regulations as described above and the holders' agreement to be bound by the issuers' determination, gain or loss upon a sale, exchange, redemption or conversion of a note will generally be recognized as ordinary gain or loss, except that loss, if any, realized in excess of the amount of previously accrued original issue discount will be capital loss. Loss deductions are subject to limitations under the United States federal income tax laws. In the event of an exchange of notes for the common stock of Omnicom Group Inc., upon conversion or otherwise, it is possible that a deduction for any such capital loss might be denied. Holders should consult their tax advisors regarding the deductibility of any such capital loss.

      The holder's realized gain or loss will be measured by the difference between the total value of the consideration received for the note (including the fair market value of Omnicom Group Inc.'s common stock) and the holder's tax basis in the note, as previously adjusted to reflect accrued original issue discount and the amounts of any projected payments. In general, a holder's tax basis in any common stock of Omnicom Group Inc. received in exchange for a note (including any fractional shares for which cash is received) will be the fair market value of the stock at the time of the exchange. While the matter is not entirely certain, the holding period for common stock received in the exchange may commence on the day following the date of the exchange. Holders should consult their tax advisors as to the application of the holding period rules to an exchange of a note for common stock of Omnicom Group Inc.

Constructive Dividend

      If at any time Omnicom Group Inc. makes a distribution of property to their shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased or if the conversion rate is increased at the issuers' discretion, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

      For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of the issuers or in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. However, there will be no deemed dividend treatment for regular cash dividends because there will be no adjustment therefor under the anti-dilution provisions of the notes.

Treatment of Non-U.S. Holders

      Payments of contingent interest made to Non-U.S. Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on some other grounds.

      All other payments on the notes made to a Non-U.S. Holder, including a payment in common stock of Omnicom Group Inc. pursuant to a conversion, and any gain realized on a sale or exchange of the notes (other than gain attributable to accrued contingent interest payments), will be exempt from United States federal income or withholding tax, as long as:

      o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of Omnicom Group Inc.'s stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Omnicom Group Inc. through stock ownership,

      o the statement requirement set forth in Section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below,

      o such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and

      o common stock of Omnicom Group Inc. continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

      If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on the interest and on any gain realized on the sale or exchange of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

      Information reporting will apply to any payments (including a payment of shares of common stock pursuant to a conversion or of interest), the issuers may make on, or the proceeds of the sale or other disposition or retirement of, the notes or dividends on shares of common stock of Omnicom Group Inc. with respect to certain noncorporate holders, and backup withholding (currently at a rate of 30%) may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, if the required information is provided to the IRS.

                            SELLING SECURITYHOLDERS

      The notes were originally issued by Omnicom Group Inc. and sold to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Salomon Smith Barney Inc., to whom the issuers refer to elsewhere in this prospectus as the "initial purchasers," in transactions exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes.

      Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus, as last reported by the selling securityholder to Omnicom Group Inc., and the number of shares of common stock of Omnicom Group Inc. into which such notes are convertible, each to the extent known to the issuers as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with the issuers or any of their respective predecessors or affiliates within the past three years.

      The following table sets forth information received by the issuers on or prior to February 13, 2004. Any or all of the notes or common stock of Omnicom Group Inc. listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock of Omnicom Group Inc. that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

                                                                            Aggregate
                                                                            Principal
                                                                            Amount of
                                                                            Notes at      Percentage of  Common Stock   Common Stock
                                                                          Maturity that       Notes      Owned Prior     Registered
                     Name                                                  may be Sold     Outstanding  to Conversion     Hereby(1)
                     ----                                                 -------------   ------------- --------------  ------------
ADI Alternative Investment .........................................       $ 1,500,000           *            --            13,636
AIG DKR SoundShore Holdings Ltd. ...................................         9,200,000         1.0%           --            83,628
AIG DKR SoundShore Opportunity Holding Fund Ltd. ...................         6,120,000           *            --            55,630
AIG DKR SoundShore Strategic Holding Fund Ltd. .....................         4,680,000           *            --            42,541
Alpha U.S. Sub Fund VIII, LLC ......................................         2,000,000           *            --            18,180
Alta Partners Holdings, LDC ........................................        30,000,000         3.3            --           272,700
American Pioneer Life Insurance Company of New York ................            80,000           *            --               727
American Progressive Life and Health Insurance
  Company of New York ..............................................            80,000           *            --               727
American Public Entity Excess Pool .................................            80,000           *            --               727
Amerisure Mutual Insurance Company .................................           400,000           *            --             3,636
Argent Classic Convertible Arbitrage Fund L.P. .....................         2,925,000           *            --            26,588
Argent Classic Convertible Arbitrage Fund (Bermuda)
  Ltd. .............................................................         5,000,000           *            --            45,450
Argent LowLev Convertible Arbitrage Fund LLC .......................           500,000           *            --             4,545
Argent LowLev Convertible Arbitrage Fund Ltd. ......................         7,580,000           *            --            68,902
Aristeia International Limited .....................................        28,875,000         3.2            --           262,473
Aristeia Trading LLC ...............................................         8,625,000           *            --            78,401
Bear Stearns International Limited .................................        20,000,000         2.2            --           181,800
B.G.I. Global Investors c/o Forest Investment
  Mngt L.L.C. ......................................................           167,000           *            --             1,518
BMO Nesbitt Burns Inc. .............................................         8,000,000           *            --            72,720
Canyon Capital Arbitrage Master Fund, Ltd. .........................        12,000,000         1.3            --           109.080
Canyon MAC 18 (PMF) ................................................         2,800,000           *            --            25,452
Canyon Value Realization Fund (Cayman), Ltd. .......................        16,400,000         1.8            --           149,076
Canyon Value Realization Fund, L.P. ................................         8,800,000           *            --            79,992
CDC IXIS Paris .....................................................        10,000,000         1.1           400            90,900
Celina Mutual Insurance Company ....................................            20,000           *            --               181
Central States Health and Life Company of Omaha ....................           210,000           *            --             1,908
CFFX, LLC ..........................................................         3,000,000           *            --            27,270
Continental Assurance Company on Behalf of its
  Separate Account (E) .............................................         3,800,000           *            --            34,542

                                                                            Aggregate
                                                                            Principal
                                                                            Amount of
                                                                            Notes at      Percentage of  Common Stock   Common Stock
                                                                          Maturity that       Notes      Owned Prior     Registered
                     Name                                                  may be Sold     Outstanding  to Conversion     Hereby(1)
                     ----                                                 -------------   ------------- --------------  ------------
Continental Casualty Company .......................................       $13,700,000         1.5             *           124,533
Credit Suisse First Boston Europe Ltd. .............................        19,400,000         2.2            --           176,346
CSA Fraternal Life Insurance Company ...............................           120,000           *            --             1,090
Dakota Truck Underwriters ..........................................            20,000           *            --               181
Deephaven Domestic Convertible Trading Ltd. ........................        78,000,000         8.7            --           709,020
Deutsche Bank AG-London ............................................         8,000,000           *            --            72,720
Deutsche Bank Securities Inc. ......................................        33,800,000         3.8            --           307,242
Forest Alternative Strategies, II ..................................           133,000           *            --             1,208
Forest Fulerum Fund L.L.P ..........................................         2,667,000           *            --            24,243
Forest Global Convertible Fund Series A-5 ..........................         1,700,000           *            --            15,453
Gaia Offshore Master Fund Ltd. .....................................        11,700,000         1.3            --           106,353
Global Bermuda Limited Partnership .................................        14,000,000         1.6            --           127,260
HBK Master Fund L.P. ...............................................         5,000,000           *            --            45,450
HFR CA Select Fund .................................................           600,000           *            --             5,454
Highbridge International LLC .......................................        20,000,000         2.2            --           181,000
Innovest Finanzdienstleistungs AG ..................................           545,000           *            --             4,954
JMG Convertible Investments, LP. ...................................        10,000,000         1.1            --            90,900
JMG Triton Offshore Fund, Ltd. .....................................        20,000,000         2.2            --           181,800
JP Morgan Securities Inc. ..........................................        78,540,000         8.7            --           713,928
KBC Financial Products USA Inc. ....................................         5,750,000           *            --            52,267
Lakeshore International, Ltd. ......................................        56,000,000         6.2            --           509,040
Lincoln Heritage Life Insurance Company ............................            40,000           *            --               363
LLT Limited ........................................................           600,000           *            --             5,454
Lyxor Master Fund c/o Forest Investment Mngt L.L.C .................         9,333,000         1.0            --            84,836
Lyxor Master Fund ..................................................           400,000           *            --             3,636
Lyxor Master Fund Ref: Argent/LowLev CB ............................         1,000,000           *            --             9,090
Main Street America Assurance Company ..............................           400,000           *            --             3,636
Marquette Indemnity and Life Insurance Company .....................            80,000           *            --               727
Merrill Lynch International Limited(2) .............................        10,000,000         1.1%           --            90,900
Michigan Mutual Insurance Co. ......................................           900,000           *            --             8,181
Michigan Professional Insurance Exchange ...........................            60,000           *            --               545
Midwest Security Life ..............................................           240,000           *            --             2,181
MLQA Convertible Securities Arbitrage, Ltd. ........................         5,000,000           *            --            45,450
Morgan Stanley & Co. ...............................................        70,000,000         7.8            --           636,300
Mutual Protective Insurance Company ................................           900,000           *            --             8,181
National Mutual Insurance Company ..................................            30,000           *            --               272
Natexis Banques Populaires (NBP) ...................................         8,500,000           *            --            77,265
NCMIC ..............................................................           470,000           *            --             4,272
New Era Life Insurance Company .....................................            50,000           *            --               454
Nicholas Applegate Investment Grade Convertible ....................            15,000           *            --               136
Oak Casualty Insurance Company .....................................            40,000           *            --               363
Onyx Fund Holdings, LDC ............................................        18,000,000         2.0            --           163,620
Oklahoma Attorneys Mutual Insurance Company ........................            10,000           *            --                90
Peoples Benefit Life Insurance Company - Teamsters .................         8,000,000           *            --            72,720
Phico Insurance Company ............................................           550,000           *            --             4,999
Physicians Mutual Insurance Company ................................           550,000           *            --             4,999
Physicians Life Insurance Company ..................................           250,000           *            --             2,272
Pioneer Insurance Company ..........................................            80,000           *            --               727
Premera Blue Cross .................................................         1,150,000           *            --            10,453
R(2) Investments, LDC ..............................................        55,000,000         6.1            --           499,950
RBC Capital Services Inc. c/o Forest Investment
  Mngt L.L.C .......................................................           133,000           *            --             1,208
Relay 11 Holdings c/o Forest Investment Mngt L.L.C .................         3,000,000           *            --            27,270
Retail Clerks Pension Trust ........................................         4,000,000           *            --            36,360
Royal Bank of Canada ...............................................        10,000,000         1.1            --            90,900
Sagamore Hill Hub Fund Ltd. ........................................        37,500,000         4.2            --           340,875
St. Albans Partners Ltd. ...........................................         3,000,000           *            --            27,270
Salomon Brothers Asset Management, Inc. ............................        20,000,000         2.2            --           181,800
Salomon Smith Barney Inc. ..........................................        37,645,000         4.2            --           342,193

                                                                            Aggregate
                                                                            Principal
                                                                            Amount of
                                                                            Notes at      Percentage of  Common Stock   Common Stock
                                                                          Maturity that       Notes      Owned Prior     Registered
                     Name                                                  may be Sold     Outstanding  to Conversion     Hereby(1)
                     ----                                                 -------------   ------------- --------------  ------------
San Diego County Employees Retirement Association ..................       $ 1,900,000           *            --            17,271
Scor Life RE Convertible ...........................................           120,000           *            --             1,090
Sylvan (IMA) Ltd. c/o Forest Investment Mngt L.L.C .................         2,000,000           *            --            18,180
Standard Mutual Insurance Company ..................................           220,000           *            --             1,999
State National Insurance Company ...................................            90,000           *            --               818
Texas Hospital Insurance Exchange ..................................            20,000           *            --               181
Transguard Insurance Company of America, Inc. ......................           750,000           *            --             6,817
Tribeca Investments L.L.C ..........................................        18,000,000                       2.0          -163,620
Tuscarora Wayne Mutual Insurance Company ...........................            20,000           *            --               181
UBS O'Connor LLC F/B/O O'Connor Global
Convertible Arbitrage Master Ltd. ..................................         5,500,000           *            --            49,995
UBS O'Connor LLC F/B/O UBS Global Equity
  Arbitrage Master Ltd. ............................................        26,750,000         3.0            --           243,157
UBS O'Connor LLC F/B/O O'Connor Global
  Convertible Portfolio ............................................           500,000           *            --             4,545
United National Insurance Company ..................................           200,000           *            --             1,818
VESTA-WEX Insurance Exchange IASA ..................................           150,000           *            --             1,363
Waterstone Market Neutral Fund, LP .................................           304,000           *            --             2,763
Waterstone Market Neutral Offshore Fund, Ltd. ......................         1,196,000           *            --            10,871
Western Home Insurance Company .....................................           170,000           *            --             1,545
Westward Life Insurance Company ....................................           150,000           *            --             1,363
West Virginia Fire Insurance Company ...............................            10,000           *            --                90
Wisconsin Lawyers Mutual Insurance Company .........................           190,000           *            --             1,727
Wisconsin Mutual Insurance Company .................................           100,000           *            --               909
World Insurance Company ............................................           400,000           *            --             3,636
Yield Strategies Fund I, L.P. ......................................         5,000,000           *            --            45,450
Zazove Convertible Arbitrage Fund L.P. .............................           800,000           *            --             7,272
Zazove Hedged Convertible Fund L.P. ................................         2,900,000           *            --            26,361
Zazove Income Fund .................................................         2,000,000           *            --            18,180
Zurich Master Hedge Fund c/o
  Forest Investment Mngt L.L.C. ....................................           267,000           *            --             2,427
Zurich Institutional Benchmark Master Fund Ltd.
  c/o Argent  ......................................................           500,000           *            --             4,545
Zurich Institutional Benchmarks Master Fund Ltd. ...................           100,000           *            --               909

----------
*     Less than 1%

(1)   Assumes conversion of all of the holder's notes at a conversion rate of
      9.09 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Merrill Lynch, Pierce Fenner & Smith Incorporated has advised Omnicom Group Inc. that it is not aware of any position, office or directorship relationship with Omnicom Group Inc. or its affiliates. However, Merrill Lynch has advised Omnicom Group Inc. that it may have from time to time acted in a financial investment advisory capacity to Omnicom Group Inc.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

      The preceding table has been prepared based upon information furnished to the issuers by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock of Omnicom Group Inc. may be known by certain holders thereof not named in the preceding table, with whom the issuers believe they have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

                              PLAN OF DISTRIBUTION

      The notes and the common stock of Omnicom Group Inc. are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. Omnicom Group Inc. has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock of Omnicom Group Inc. covered by this prospectus.

      The issuers will not receive any of the proceeds from the sale of notes or the common stock of Omnicom Group Inc. by the selling securityholders. The issuers have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock of Omnicom Group Inc. beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock of Omnicom Group Inc. beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.

      The notes and common stock of Omnicom Group Inc. may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

      In connection with their purchase of notes from the initial purchasers in the private placements, the selling securityholders were required to represent that they were purchasing the notes in the ordinary course of business and that they had no plans, arrangements or understandings with any underwriter, broker-dealer, agent or any other person regarding the resale of the notes or the underlying common stock. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the issuers cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Omnicom Group Inc.'s outstanding common stock is listed for trading on the New York Stock Exchange.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      In addition, in connection with any resales of the notes, any broker-dealer who acquired the notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus.

      The notes were issued and sold by Omnicom Group Inc. on March 6, 2002 and March 19, 2002 in transactions exempt from the registration requirements of the federal securities laws to the initial purchasers. Omnicom Group Inc. has agreed to indemnify the initial purchasers and each selling securityholder, including each person, if any, who controls any of them within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder had agreed severally and not jointly, to indemnify Omnicom Group Inc., the initial purchasers and each other selling shareholder, including each person, if any, who controls Omnicom Group Inc. or any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.

      The selling securityholders and any other persons participating in the distribution will be subject to the provisions of the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

      Omnicom Group Inc. has agreed to its reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

      o the sale pursuant to the registration statement of all the securities registered thereunder; and

      o the expiration of the holding period applicable to such securities held by persons that are not the issuers' affiliates under Rule 144(k) under the Securities Act or any successor provision.

      This obligation is subject to a number of exceptions and qualifications. In some circumstances, Omnicom Group Inc. has the right to suspend use of this prospectus and offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.

                                 LEGAL MATTERS

      The validity of the notes and the shares of common stock of Omnicom Group Inc. issuable upon conversion of the notes has been passed upon for the issuers by Jones Day, New York, New York.

                                    EXPERTS

      The consolidated financial statements and related 2002 financial statement schedule of Omnicom Group Inc. as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Omnicom Group Inc. and subsidiaries for the years ended December 31, 2000 and 2001 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen has ceased auditing public companies in the United States and has not consented to their inclusion or incorporation of their report in the prospectus. Because Arthur Andersen has not consented to the inclusion or incorporation of their report in the prospectus, it may become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in Omnicom Group Inc.'s consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements.

      In June 2002, Omnicom Group Inc.'s Board of Directors, upon the recommendation of its Audit Committee, determined not to rehire Arthur Andersen LLP as its independent accountants and authorized the engagement of KPMG LLP to serve as its independent accountants for 2002. KPMG has not audited the financial statements that were audited by Arthur Andersen and incorporated herein by reference.

                      WHERE YOU CAN FIND MORE INFORMATION

      Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Omnicom Group Inc. files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy statements and other information filed by Omnicom Group Inc. may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      Omnicom Group Inc. is incorporating by reference into this prospectus certain information it files with the SEC, which means that Omnicom Group Inc. is disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that Omnicom Group Inc. files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in or incorporated by reference into this prospectus. Omnicom Group Inc. incorporates by reference into this prospectus the following documents:

      o Annual Report on Form 10-K for the year ended December 31, 2002 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (SEC File No. 001-10551);

      o     Current Report on Form 8-K dated June 10, 2003 (SEC File No.
            1-10551);

      o Current Report on Form 8-K dated December 2, 2003 (SEC File No. 1-10551); and

      o The description of its common stock contained in the Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (SEC File No. 001-10551), including any subsequently filed amendments and reports updating such description.

      All future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until completion of the resale of all of the notes by the selling securityholders under this prospectus are also incorporated by reference.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, including a schedule of projected payments for U.S. federal income tax purposes, this prospectus, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

                            Michael J. O'Brien, Esq.
              Senior Vice President, General Counsel and Secretary
                               Omnicom Group Inc.
                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

      Omnicom Group Inc.'s website is located at http://www.omnicomgroup.com. However, the information on the website is not part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrants, are as follows:

          SEC Registration Fee....................................   $ 28,981(1)
          Legal Fees and Expenses.................................     15,000
          Miscellaneous Expenses..................................     50,000
                                                                     --------
               Total..............................................   $ 93,981
                                                                     ========

----------
(1) A filing fee of $84,770.64 was previously paid by Omnicom Group Inc. in respect of the securities being registered hereby under Registration Statement No. 333-86194.

Item l5. Indemnification of Directors and Officers.

Omnicom Group Inc.

      Omnicom Group Inc.'s certificate of incorporation contains a provision limiting the liability of directors to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, resulting in personal gain to which the director was not legally entitled or where such director's acts violated section 719 of the New York Business Corporation Law (approval of statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors). Omnicom Group Inc.'s by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney's fees and amounts paid in settlement with the consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

      Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter for which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

      Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

      Omnicom Group Inc. has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. Omnicom Group Inc. also maintains and pay premiums for directors' and officers' liability insurance policies.

Omnicom Capital Inc.

      Sections 33-770 through 33-776 of the Business Corporation Act of the State of Connecticut provide that a corporation may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him or her, including attorneys' fees, for actions brought or threatened to be brought against him or her in his or her capacity as a director or officer, other than actions brought by or in the right of the corporation, when it is determined by certain disinterested parties that he or she acted in good faith in a manner he or she reasonably believed to be in the corporation's best interest (or in the case of conduct not in his or her official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. A director or officer must be indemnified when he or she is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he or she is fairly and reasonably entitled to be indemnified. In connection with shareholder derivative suits, a director or officer may not be indemnified unless he or she is finally adjudged (a) to have met the relevant standard of conduct described above and(b) not to have received a financial benefit to which he or she was not entitled, whether or not he or she was acting in his or her official capacity.

      Omnicom Capital maintains and pays premiums for its directors' and officers' liability insurance policies.

Omnicom Finance Inc.

      Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Omnicom Finance to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring Omnicom Finance to indemnify and hold harmless its directors, officers and employees to the fullest extent permitted or required by law. Among other things, these provisions provide that Omnicom Finance is required to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the indemnitee is or was acting in an official capacity as Omnicom Finance's director, officer, employee or agent, or is or was serving at Omnicom Finance's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against all expenses, liabilities and losses, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits Omnicom Finance to provide broader indemnification rights than law permitted Omnicom Finance to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by Omnicom Finance.

      Omnicom Finance maintains and pays premiums for directors' and officers' liability insurance policies.

Item 16. Exhibits and Financial Statement Schedules.

     Exhibit
     Number       Description of Exhibit
     -------      ----------------------

     3.1          Certificate of Incorporation of Omnicom Capital Inc. (Exhibit
                  3.1 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).

     3.2          By-laws of Omnicom Capital Inc. (Exhibit 3.2 to Amendment No.
                  1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).

     3.3          Certificate of Incorporation of Omnicom Finance Inc. (Exhibit
                  3.3 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).

     3.4          By-laws of Omnicom Finance Inc. (Exhibit 3.4 to Amendment No.
                  1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).

     4.1 Indenture between Omnicom Group Inc. and JP Morgan Chase Bank dated as of March 6, 2002.

     4.2 Form of the Zero Coupon Zero Yield Convertible Note due 2032 (Included in Exhibit 4.1).

     4.3 First Supplemental Indenture, dated as of February 13, 2004, between Omnicom Group Inc., Omnicom Capital Inc., Omnicom Finance Inc., and JPMorgan Chase Bank.

     4.4 Registration Rights Agreement, dated March 1, 2002, by and between Omnicom Group Inc. and J.P. Morgan Securities Inc, Goldman Sachs & Co. and Salomon Smith Barney Inc. (Exhibit 4.8 to Omnicom Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 001-10551) and incorporated herein by reference).

     5.1          Opinion of Jones Day as to certain legal matters.

     8.1 Opinion of Jones Day, as to certain U.S. federal income tax considerations.

     12.1         Computation of Ratio of Earnings to Fixed Charges.

     23.1         Consent of KPMG LLP.

     23.2         Consent of Jones Day (included in Exhibits 5.1 and 8.1).

     24.1         Power of Attorney.

     25.1 Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

     99.1 Letter to SEC pursuant to Temporary Note 3T to Article 3 of Regulation S-X (Exhibit 99.1 to Omnicom Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File no. 001-10551) and incorporated herein by reference)

Item 17. Undertakings.

      The registrants undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      However, paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant the registrants
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      The registrants further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Omnicom Group Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrants, pursuant to the provisions described under Item 15 above or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                                 OMNICOM GROUP INC.,
                                                   as Registrant

                                                 By: /s/ Randall J. Weisenburger
                                                     ---------------------------
                                                       Randall J. Weisenburger
                                                       Executive Vice President
                                                     and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

       Signature and Title                                           Date
       -------------------                                           ----
               *
---------------------------------    Chairman of the Board     February 13, 2004
         Bruce Crawford              and Director

               *
---------------------------------    President, Chief          February 13, 2004
          John D. Wren               Executive Officer
                                     and Director (Principal
                                     Chief Executive Officer)

 /s/ Randall J. Weisenburger
---------------------------------    Executive Vice President  February 13, 2004
     Randall J. Weisenburger         and Chief Financial
                                     Officer (Principal
                                     Financial Officer)

               *
---------------------------------    Senior Vice President     February 13, 2004
      Philip J. Angelastro           and Controller (Principal
                                     Accounting Officer)

               *
---------------------------------    Director                  February 13, 2004
      Robert Charles Clark


---------------------------------    Director
     Leonard S. Coleman, Jr.

               *
---------------------------------    Director                  February 13, 2004
          Errol M. Cook

               *
---------------------------------    Director                  February 13, 2004
        Susan S. Denison


---------------------------------    Director
       Michael A. Henning

               *
---------------------------------    Director                  February 13, 2004
         John R. Murphy

               *
---------------------------------    Director                  February 13, 2004
         John R. Purcell

               *
---------------------------------    Director                  February 13, 2004
       Linda Johnson Rice


---------------------------------    Director
         Gary L. Roubos


                                 *By:           /s/ Michael J. O'Brien
                                      ------------------------------------------
                                                  Michael J. O'Brien
                                         Pursuant to Powers of Attorney filed
                                      herewith or previously with the Securities
                                               and Exchange Commission

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                                 OMNICOM CAPITAL INC.,
                                                   as Registrant

                                                 By:  /s/ Dennis E. Hewitt
                                                      ------------------------
                                                          Dennis E. Hewitt
                                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

       Signature and Title                                           Date
       -------------------                                           ----

    /s/ Dennis E. Hewitt
---------------------------------    Chief Executive Officer   February 13, 2004
        Dennis E. Hewitt             and Director (Principal
                                     Executive Officer)

      /s/ Eric Huttner
---------------------------------    Chief Financial Officer   February 13, 2004
          Eric Huttner               and Director (Principal
                                     Financial Officer)

    /s/ Maeve C. Robinson
---------------------------------    Treasurer and Director    February 13, 2004
        Maeve C. Robinson            (Principal Accounting
                                     Officer)

 /s/ Randall J. Weisenburger
---------------------------------    Director                  February 13, 2004
     Randall J. Weisenburger

        /s/ Will Lee
---------------------------------    Director                  February 13, 2004
            Will Lee

   /s/ Michael J. O'Brien
---------------------------------    Director                  February 13, 2004
       Michael J. O'Brien

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                                 OMNICOM FINANCE INC.,
                                                   as Registrant

                                                 By: /s/ Dennis E. Hewitt
                                                     ------------------------
                                                          Dennis E. Hewitt
                                                      Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

       Signature and Title                                           Date
       -------------------                                           ----

 /s/ Randall J. Weisenburger
---------------------------------    Chief Executive Officer   February 13, 2004
     Randall J. Weisenburger         and Director (Principal
                                     Executive Officer)

    /s/ Dennis E. Hewitt
---------------------------------    Chief Financial Officer   February 13, 2004
        Dennis E. Hewitt             and Director (Principal
                                     Financial Officer)

  /s/ Philip J. Angelastro
---------------------------------    Treasurer and Director    February 13, 2004
      Philip J. Angelastro           (Principal Accounting
                                     Officer)

    /s/ Maeve C. Robinson
---------------------------------    Director                  February 13, 2004
        Maeve C. Robinson

                    INDEX TO EXHIBITS

     Exhibit
     Number       Description of Exhibit
     -------      ----------------------

      4.1 Indenture between Omnicom Group Inc. and JP Morgan Chase Bank dated as of March 6, 2002.

      4.2 Form of the Zero Coupon Zero Yield Convertible Note due 2032 (Included in Exhibit 4.1).

      4.3 First Supplemental Indenture, dated as of February 13, 2004, between Omnicom Group Inc., Omnicom Capital Inc., Omnicom Finance Inc. and JPMorgan Chase Bank.

      5.1         Opinion of Jones Day as to certain legal matters.

      8.1 Opinion of Jones Day, as to certain U.S. federal income tax considerations.

      12.1        Computation of Ratio of Earnings to Fixed Charges.

      23.1        Consent of KPMG LLP.

      23.2        Consent of Jones Day (Included in Exhibits 5.1 and 8.1).

      24.1        Power of Attorney.

      25.1 Form of T-1 Statement of Eligibility of the Trustee under the Indenture.